Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and between
SUMMIT FINANCIAL GROUP, INC.
and
FIRST CENTURY BANKSHARES, INC.

Dated as of June 1, 2016

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ii

EXHIBITS
Exhibit A    Form of Bank Merger Agreement
Exhibit B     Form of Director Support Agreement
Exhibit C    Form of Voting Agreement

iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of June 1, 2016 (this “Agreement”), is entered into between SUMMIT FINANCIAL GROUP, INC., a West Virginia corporation (“Summit”), and FIRST CENTURY BANKSHARES, INC., a West Virginia corporation (“First Century”). Summit and First Century are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”
WHEREAS, the board of directors of Summit (the “Summit Board”) has determined that it is in the long-term best interests of Summit and its shareholders to effect a business combination with First Century by means of a part cash, part stock merger of First Century with and into Merger Sub (as defined herein) (the “Merger”), with Merger Sub as the surviving entity in the Merger (the “Surviving Entity”);
WHEREAS, First Century owns all of the common stock of First Century Bank, Inc. (“First Century Bank”), a West Virginia banking corporation;
WHEREAS, Summit’s wholly-owned banking subsidiary, Summit Community Bank, Inc., a West Virginia banking corporation (“Summit Community Bank”) will form a limited liability company as a wholly-owned subsidiary for the sole purpose of consummating the Merger (“Merger Sub”);
WHEREAS, immediately following the Merger and as part of the same overall transaction, Merger Sub will be liquidated (the “Liquidation”) so that Summit Community Bank will own all of the outstanding shares of First Century Bank;
WHEREAS, immediately following the Liquidation and as part of the same overall transaction, First Century Bank will be merged with and into Summit Community Bank, with Summit Community Bank surviving (the “Bank Merger”) (collectively, the Merger, the Liquidation and the Bank Merger are referred to as the “Transaction”);
WHEREAS, the Summit Board has duly adopted resolutions approving this Agreement and the Transaction and deeming it to be advisable and in the best interests of Summit and its shareholders;
WHEREAS, the board of directors of First Century (the “First Century Board”) has determined that the Merger is in the long-term best interests of First Century and its shareholders;
WHEREAS, the First Century Board has duly adopted resolutions approving and declaring advisable this Agreement and the Transaction and recommending to the shareholders of First Century that they adopt this Agreement and approve the Merger;
WHEREAS, Summit and First Century desire to make certain representations, warranties, covenants and agreements in connection with the Transaction and also to prescribe various conditions to the consummation of the Transaction, all as expressly hereafter set forth herein;
WHEREAS, for federal and, if applicable, state and local income tax purposes, it is intended that each of the Merger and the Bank Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Parties intend, by executing this Agreement, that this Agreement shall be treated as a plan of reorganization within the meaning of Treasury Regulation Section 1.368‑2(g) for federal and applicable state income tax purposes; and

WHEREAS, each of the boards of directors of Summit Community Bank and First Century Bank has approved the Agreement of Bank Merger, by and between Summit Community Bank and First Century Bank in substantially the form attached to this Agreement as Exhibit A (the “Bank Merger Agreement”), providing for the merger of First Century Bank with and into Summit Community Bank, with Summit Community Bank surviving the merger (the “Surviving Bank”) and has recommended to their respective sole shareholders (First Century and Summit, respectively) that such shareholders approve the Bank Merger Agreement, such Bank Merger to be consummated immediately following or as soon as reasonably practicable after the Effective Time (as defined below).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, subject to the conditions set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
THE MERGERS

Section 1.1.    Merger. Upon the terms and subject to the conditions as set forth in this Agreement, and in accordance with the relevant provisions of the West Virginia Business Corporation Act, as amended (the “WVBCA”), and the West Virginia Limited Liability Company Act, as amended (the “WVLLCA”), First Century shall be merged with and into Merger Sub at the Effective Time, the separate corporate existence of First Century shall cease, and Merger Sub shall continue its existence as a limited liability company under the laws of the State of West Virginia as the Surviving Entity in the Merger.

Section 1.2.    Effective Time of the Merger. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of the Required First Century Vote (as defined herein) and the Requisite Regulatory Approvals (as defined herein), the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificates (or articles) of merger to be filed with the Office of Secretary of State of West Virginia (the “Effective Time”).

Section 1.3.    Closing. The closing of the Transactions contemplated by this Agreement (the “Closing”), at which the Parties shall exchange certificates, opinions, letters and other documents in order to determine whether all of the conditions set forth in Article VII of this Agreement have been satisfied or, to the extent permitted by Applicable Legal Requirements, waived or whether any condition, event or state of facts exists that would permit a Party to terminate this Agreement in accordance with Article VIII, shall take place on a date mutually agreeable to Summit and First Century, which shall be the last Business Day of the month in which the latter of the following occurs, unless extended by mutual agreement of the Parties: (i) the receipt of all necessary regulatory approvals (including the expiration or termination of any mandatory waiting periods) or (ii) the receipt of the Required First Century Vote (“Closing Date”); provided, however, that if the last necessary approval is received and the last waiting period has expired or has been terminated less than three (3) days prior to the last Business Day of the month, then the Closing Date shall be the last Business Day of the month next succeeding the month in which the latter of the events set forth in clauses (i) or (ii) above occurs; provided, further, that, if the Closing Date becomes the last Business Day of the month next succeeding the month in which the latter of the events set forth in clauses (i) or (ii) above occurs in accordance with the terms of the preceding proviso and a record date for any dividend or other distribution with respect to Summit Common Stock is taken during such period such that the holders of First Century Common Stock will not be entitled to participate in such dividend, then each holder of First Century Common Stock shall be entitled to receive, upon surrender of such holder’s Certificates or Book Entry Shares and compliance with the other terms of Article II, a payment equal to the amount and kind of dividend or other distribution that such holder would have received had such holder been a holder of record of the shares of Summit Common Stock issuable to such holder in the Merger on the record date of such dividend or other distribution. If no such condition, event or state of facts then exists enabling a Party, or if no Party elects to exercise any right it may have, to terminate this Agreement, then and thereupon the Parties shall execute such documents and instruments as may be necessary or appropriate to consummate the Transactions contemplated by this Agreement. The Closing shall be held at the offices of Summit, located at 300 N Main Street, Moorefield, West Virginia, at 10:00 a.m., local time, on the Closing Date, unless another place or time is agreed to in writing by the Parties.

Section 1.4.    Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the WVBCA and the WVLLCA. The name of the Surviving Entity shall be “FCB Merger Sub LLC.” All rights, franchises and interests of First Century and Merger Sub, respectively, in and to any type of property and choses in action shall be transferred to and vested in the Surviving Entity by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon.

Section 1.5.    Governing Documents of Surviving Entity. The Articles of Organization of Merger Sub, as in effect immediately before the Effective Time, will be the Articles of Organization and operating agreement of the Surviving Entity until thereafter changed or amended as provided by applicable law.

Section 1.6.    Managers and Officers. The members, managers and officers, if any, respectively, of Merger Sub at the Effective Time will become the members, managers and officers of the Surviving Entity. The managers and officers, if any of Merger Sub will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Organization of the Surviving Entity or as otherwise provided by law.

Section 1.7.    Bank Merger. Concurrently with or as soon as reasonably practicable after the Effective Time, the Parties shall cause Merger Sub to be liquidated and thereafter for First Century Bank and Summit Community Bank to enter into the Bank Merger Agreement, providing for the Bank Merger in accordance with Applicable Legal Requirements and the terms of the Bank Merger Agreement immediately following or as soon as reasonably practicable after the Effective Time.

Section 1.8.    Tax Treatment of Merger and Agreement. The Parties to this Agreement intend for the Merger to be a reorganization within the meaning of Section 368(a) of the Code and the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368‑2(g) and 1.368‑3(a).

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1.    Effect on Capital Stock. At the Effective Time by virtue of the Merger and without any further action on the part of Summit, First Century or any holder of the following securities:

(a)Summit Common Stock. Each share of common stock, par value $2.50 per share, of Summit (“Summit Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $2.50 per share, of Summit.

(b)Subject to the other provisions of this Article II, each share of common stock, par value $1.25 per share, of First Century (“First Century Common Stock”) (other than each Dissenting Share, as defined below in Section 2.8) that is issued and outstanding immediately prior to the Effective Time, shall cease to be outstanding and shall be converted into and become the right to receive at the election of the holder thereof as provided in Section 2.2 hereof, subject to the adjustment provided in Section 2.1(i), either:

(i)$22.50 in cash, without interest (individually, the “Per Share Cash Consideration” and collectively, the “Cash Consideration”); or

(ii)1.2433 shares (the “Exchange Ratio”) of Summit Common Stock (individually, the “Per Share Stock Consideration” and collectively, the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”).

(c)Notwithstanding any other provision of this Agreement, no fractional shares of Summit Common Stock shall be issued in the Merger and, in lieu thereof, holders of shares of First Century Common Stock who would otherwise be entitled to a fractional share interest (after taking into account all shares of First Century Common Stock held by such holder) shall be paid an amount in cash (without interest) equal to the product of such fractional share interest and the Per Share Cash Consideration. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

(d)If, between the date hereof and the Effective Time, the outstanding shares of Summit Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (a “Share Adjustment”), then the Exchange Ratio shall be appropriately and proportionately adjusted so that the shareholders of First Century Common Stock shall be entitled to receive the Stock Consideration in such proportion as they would have received pursuant to such Share Adjustment had the record date therefor been immediately following the Effective Time.

(e)As of the Effective Time, all shares of First Century Common Stock converted into the Merger Consideration pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be canceled and retired, and all rights with respect thereto shall cease to exist, and each holder of First Century Common Stock shall cease to have any rights thereto, except the right to receive, upon surrender of the Certificate(s) (as defined herein) in accordance with Section 2.2 hereof, his, her or its pro rata share of the Merger Consideration pursuant to this Section 2.1.

(f)At the Effective Time, the stock transfer books of First Century shall be closed, and no transfer of First Century Common Stock theretofor outstanding shall thereafter be made.

(g)Any shares of First Century Common Stock that are owned by First Century (including treasury shares) or Summit (other than shares held in a fiduciary capacity or shares held in satisfaction of a debt previously contracted) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

(h)Notwithstanding anything to the contrary herein, First Century may distribute, in a lump sum, to the First Century shareholders, immediately prior to the Closing Date, a cash distribution per share (the “Special Distribution”) in the amount by which Adjusted Shareholders’ Equity exceeds the Minimum Adjusted Shareholders’ Equity Ceiling (as defined in 2.1(i) below), if any, divided by the number of shares of First Century; provided, however, that the aggregate amount of the Special Distribution shall not exceed (i) when combined with amounts paid to Dissenting Shareholders, an amount that would result in either (A) less than 90% of the fair market value of net assets of First Century or (B) less than 70% of the fair market value of gross assets held by First Century immediately prior to the Special Distribution, being transferred to Merger Sub in the Merger, or (ii) when combined with the Cash Consideration, 60% of the Merger Consideration (determined by adding amounts paid to Dissenting Shareholders to the Merger Consideration and the aggregate amount of the Special Distribution). If the Adjusted Shareholders’ Equity does not exceed the Minimum Adjusted Shareholders’ Equity Ceiling, then the Special Distribution shall not occur.

(i)As of the earlier of the Effective Time or December 31, 2016, if the Shareholders’ Equity, as determined in accordance with GAAP and adjusted to exclude any after-tax net unrealized gains or losses on available-for-sale securities included in accumulated other comprehensive income and any intangibles (the “Adjusted Shareholders’ Equity”), is less than the Minimum Adjusted Shareholders’ Equity Floor, then the aggregate value of the Merger Consideration shall be reduced one dollar for every dollar by which the Adjusted Shareholders’ Equity is less than the Minimum Adjusted Shareholders’ Equity Floor. In calculating the Adjusted Shareholders’ Equity, all costs and expenses of First Century associated with the Merger shall have been paid or accrued prior to the Closing Date, including but not limited to, legal, accounting, brokerage, advisory or consulting fees, early termination fees for data processing or other contractual arrangement and any change-in-control or similar payments (to employees, or otherwise). Any reduction in the Merger Consideration shall be allocated between the Cash Consideration and the Stock Consideration proportionately in accordance with the limitations set forth in Section 2.2(e). The “Minimum Adjusted Shareholders’ Equity Target” means $40,891,000. The “Minimum Adjusted Shareholders’ Equity Floor” means $39,664,000. The “Minimum Adjusted Shareholders’ Equity Ceiling” means $42,118,000. For purposes of calculating whether the Merger Consideration shall be reduced pursuant to this Section 2.1(i) or whether a Special Distribution shall be paid pursuant to Section 2.1(h), gains from the sale of securities after the date of this Agreement shall be excluded from the Adjusted Shareholders’ Equity.

Section 2.2.    Election Procedures. Election forms and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofor representing shares of First Century Common Stock (“Certificates”) and any non-certificated shares of First Century Common Stock (“Book Entry Shares”) shall pass, only upon proper delivery of such Certificates or Book Entry Shares to an exchange agent designated by Summit (the “Exchange Agent”)) and acceptable to First Century in its reasonable discretion, in such form as Summit and First Century shall mutually agree (“Election Forms”) shall be mailed at least twenty (20) days prior to the anticipated Effective Date (the “Mailing Date”) to each holder of record of First Century Common Stock as of five (5) Business Days prior to the Mailing Date (“Election Form Record Date”).

(a)    Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), subject to the allocation procedures of Section 2.2(e), either (i) to elect to receive only Summit Common Stock with respect to such holder’s First Century Common Stock (“Stock Election Shares”); (ii) to elect to receive only cash with respect to such holder’s First Century Common Stock (“Cash Election Shares”); (iii) to elect to receive a combination of Summit Common Stock and cash with respect to such holder’s First Century Common Stock rounded, in each case, to the nearest whole share (“Mixed Election Shares”); or (iv) to indicate that such holder makes no election (“No Election Shares”). Subject to the allocation procedures of this Section 2.2, the Mixed Election Shares shall be divided by the Exchange Agent into such portion

(to be as closely as possible to 65.0% in the aggregate) with respect to which the holder shall receive Summit Common Stock (the “Mixed Stock Shares”) and such portion (to be approximately 35.0% in the aggregate) with respect to which the holder shall receive cash (the “Mixed Cash Shares”) for the purposes of allocating the Merger Consideration as specified below, it being the intention that, to the fullest extent possible, subject to all applicable constraints, all Mixed Election Shares shall receive the Merger Consideration without regard to the pro rata selection process set forth in Section 2.2(e) below. Any First Century Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m., Eastern time, on the fifteenth (15th) day following the Mailing Date (or such other time and date as Summit and First Century may mutually agree) (the “Election Deadline”) shall also be deemed to be “No Election Shares.”

(b)    Summit shall make available up to two separate Election Forms, or such additional Election Forms as Summit in its sole discretion may permit, to all persons who become holders (or beneficial owners) of First Century Common Stock between the Election Form Record Date and close of business on the Business Day prior to the Election Deadline, and First Century shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. First Century acknowledges that no deadlines for mailing Election Forms contained elsewhere in this Agreement shall be applicable to such shareholders and that the election requests of such shareholders need not be honored.

(c)    Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) or Book Entry Shares representing all shares of First Century Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. Following the Election Deadline, an Election Form may not be revoked or changed by the person submitting such Election Form. In the event an Election Form is revoked prior to the Election Deadline, the shares of First Century Common Stock represented by such Election Form shall become No Election Shares and Summit shall cause the Certificates or Book Entry Shares to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have the sole discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Summit nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(d)    Within five (5) Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Summit shall cause the Exchange Agent to effect the allocation among the holders of First Century Common Stock of rights to receive the Stock Consideration or the Cash Consideration in the Merger in accordance with the Election Forms, subject to Section 2.2(e).

(e)    Notwithstanding any other provision contained in this Agreement, the total number of shares of First Century Common Stock to be converted into the right to receive the Stock Consideration pursuant to Section 2.1 shall not be more than that number equal to 65.0% (as close as possible) of the Merger Consideration (the “Stock Conversion Number”) and the total Cash Consideration shall not be more than 35.0% of the Merger Consideration.

(i)Stock Consideration Proration. If the aggregate number of shares of First Century Common Stock with respect to which Stock Election Shares and Mixed Stock Shares shall have been validly made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares, Mixed Cash Shares and all No Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares and Mixed Stock Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares and Mixed Stock Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares and Mixed Stock Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares and Mixed Stock Shares being converted into the right to receive the Cash Consideration.

(ii)Cash Consideration Proration. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares and Mixed Stock Shares shall be converted into the right to receive the Stock Consideration, and the No Election Shares, Mixed Cash Shares and Cash Election Shares shall be treated in the following manner:

(A)If the Shortfall Number is less than or equal to the number of No Election Shares, then all Cash Election Shares and Mixed Cash Shares shall be converted into the right to receive the Cash Consideration, and the No Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of No Election Shares or Mixed Election Shares equal to the product obtained by multiplying (1) the number of No Election Shares or Mixed Election Shares held by such holder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of No Election Shares, with the remaining number of such holder’s No Election Shares being converted into the right to receive the Cash Consideration; or

(B)If the Shortfall Number exceeds the number of No Election Shares, then all No Election Shares shall be converted into the right to receive the Stock Consideration, and the Cash Election Shares and Mixed Cash Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such holder by (B) a fraction, the numerator of which is the amount by which (x) the Shortfall Number exceeds (y) the total number of No Election Shares and the denominator of which is the total number of Cash Election Shares and Mixed Cash Shares, with the remaining number of such holder’s Cash Election Shares and Mixed Cash Shares being converted into the right to receive the Cash Consideration.

The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Summit and First Century.

Section 2.3.    Exchange Procedures; Surrender of Certificates.

(a)    Each previous holder of a Certificate that has surrendered such Certificate together with duly executed transmittal materials included in the Election Form to Summit or, at the election of Summit, the Exchange Agent, pursuant to Section 2.2 shall, upon acceptance thereof by Summit or the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Summit Common Stock and/or cash into which the Certificate so surrendered shall have been converted pursuant to this Agreement and any distribution theretofor declared and not yet paid with respect to such shares of Summit Common Stock, without interest, as provided in Section 2.4.

(b)    Summit or, at the election of Summit, the Exchange Agent shall accept Certificates or Book Entry Shares upon compliance with such reasonable terms and conditions as Summit or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates or Book Entry Shares shall be appropriately endorsed or accompanied by such instruments of transfer as Summit or the Exchange Agent may reasonably require.

(c)    Each outstanding Certificate or Book Entry Share shall, until duly surrendered to Summit or the Exchange Agent, be deemed to evidence ownership of the consideration into which the First Century Common Stock previously represented by such Certificate or Book Entry Share shall have been converted pursuant to this Agreement.

(d)    After the Effective Time, holders of Certificates and Book Entry Shares shall cease to have rights with respect to the stock previously represented by such Certificates, and their sole rights shall be to exchange such Certificates and Book Entry Shares for the consideration provided for in this Agreement. After the Effective Time, there shall be no further transfer on the records of First Century of Certificates and Book Entry Shares, and if such Certificates and Book Entry Shares are presented to First Century for transfer, they shall be canceled against delivery of the consideration provided therefor in this Agreement. Summit shall not be obligated to deliver the consideration to which any former holder of First Century Common Stock is entitled as a result of the Merger until such holder surrenders the Certificates and Book Entry Shares as provided herein.

(e)    Summit and the Exchange Agent shall be entitled to rely upon the stock transfer books of First Century to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book Entry Shares, Summit and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)    In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver, in exchange for such lost, stolen or destroyed Certificate, the consideration provided for in this Agreement.

(g)    If any certificate representing shares of Summit Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Summit Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

Section 2.4.    Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or paid with respect to Summit Common Stock with a record date after the Closing Date shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Summit Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder of any unsurrendered Certificate, until the holder of such Certificate shall have complied with the exchange procedures set forth herein. Subject to the effect of Applicable Legal Requirements, following the surrender of any such Certificate, there shall be paid to the holder of whole shares of Summit Common Stock issued in exchange therefor, without interest, (a) at the time of such surrender the amount of any cash payable with respect to a fractional share of Summit Common Stock to which such holder is entitled pursuant to this Agreement, if applicable, and the amount of dividends or other distributions with a record date after the Closing Date theretofor paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Summit Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Summit Common Stock.

Section 2.5.    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former shareholders of First Century for one (1) year after the Closing Date shall be delivered to Summit, upon demand, and any holders of First Century Common Stock who have not theretofor complied with this Article II shall thereafter look only to Summit for payment of their claim for the Stock Consideration, the Cash Consideration, any cash in lieu of fractional shares of Summit Common Stock and any dividends or distributions with respect to Summit Common Stock.

Section 2.6.    No Liability. To the fullest extent permitted by Applicable Legal Requirements, neither of Summit nor First Century shall be liable to any former holder of shares of First Century Common Stock for any portion of the Merger Consideration, or any dividends or distributions with respect to the Stock Consideration, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.7.    Withholding. Each of the Exchange Agent and Summit shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of First Century Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of First Century Common Stock in respect of which such deduction and withholding was made.

Section 2.8.    Dissenting Shares. Each share of First Century Common Stock issued and outstanding immediately before the Effective Time, the holder of which has voted against the approval of this Agreement and the Merger and who has properly perfected his dissenter’s rights of appraisal by following the exact procedure required by Chapter 31D, Article 13 of the WVBCA is referred to herein as a “Dissenting Share.” Each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the WVBCA. Each holder of a Dissenting Share shall be entitled to receive the value of such Dissenting Share held by him in accordance with the applicable provisions of the WVBCA; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the WVBCA. If any holder of any Dissenting Share shall effectively withdraw or lose such holder’s dissenter’s rights under the applicable provisions of the WVBCA, each such Dissenting Share shall be deemed to have been converted into No Election Shares and to have become exchangeable for, the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FIRST CENTURY

Except as set forth in the disclosure schedule delivered by First Century to Summit prior to the execution hereof (the “First Century Disclosure Schedule”), First Century hereby makes the representations and warranties set forth in this Article III to Summit as of the date hereof and as of the Closing Date. For purposes of the representations and warranties of First Century contained herein, disclosure in any section of the First Century Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by First Century calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent on the face of the First Century Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the First Century Disclosure Schedule or other document delivered by First Century pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. First Century agrees to provide at the Closing supplemental disclosure schedules reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date to Summit. Delivery of such supplemental disclosure schedules shall not cure a breach of or modify a representation or warranty.
Section 3.1.    Organization, Standing and Power. First Century is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Each of First Century and its Subsidiaries is a corporation, limited liability company, trust or partnership duly organized or formed, as the case may be, validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Century. The copies of the First Century Charter and the bylaws of First Century and the articles of incorporation and bylaws of First Century Bank, which have been previously furnished to Summit, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

Section 3.2.    Capital Structure.

(a)    The authorized capital stock of First Century consists of 10,000,000 shares of First Century Common Stock. As of the date of this Agreement, there are 1,903,120.32 shares of First Century Common Stock issued and outstanding and no shares of First Century Common Stock were held by First Century or any of its Subsidiaries (exclusive of any shares acquired in respect of debts previously contracted (any such shares being referred to herein as “DPC shares”) or in a fiduciary capacity). All of the issued and outstanding shares of First Century Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and the issuance of such shares was not subject to any preemptive or similar rights. First Century has disclosed to Summit all known creditors, whether contingent or otherwise.

(b)    Set forth in First Century Disclosure Schedule 3.2(b) is a true, correct and complete list of all outstanding bonds, debentures, notes, trust preferred securities or other similar obligations that First Century or any of its Subsidiaries has issued. Except as set forth in First Century Disclosure Schedule 3.2(b), no Voting Debt of First Century or any First Century Subsidiary is issued or outstanding. All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of First Century or any of its Subsidiaries were issued in compliance in all material respects with all Applicable Legal Requirements. Except as set forth in First Century Disclosure Schedule 3.2(b), no First Century Subsidiary has issued securities held by any entity other than First Century or a First Century Subsidiary.

(c)    Except for this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which First Century or any Subsidiary of First Century is a party or by which it or any such Subsidiary is bound obligating First Century or any Subsidiary of First Century to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of First Century or of any Subsidiary of First Century or obligating First Century or any Subsidiary of First Century to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of First Century or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of First Century or any of its Subsidiaries or (ii) pursuant to which First Century or any of its Subsidiaries is or could be required to register shares of First Century Common Stock or other securities under the Securities Act, except any such contractual obligations entered into after the date hereof to the extent permitted by Section 5.1.

(d)    Except as set forth on First Century Disclosure Schedule 3.2(d), since December 31, 2015, First Century has not (i) issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of First Century or any of its Subsidiaries; (ii) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more First Century Subsidiaries, any shares of capital stock of First Century or any of its Subsidiaries (other than the acquisition of DPC shares in the ordinary course of business consistent with past practice); or (iii) declared, set aside, made or paid to the shareholders of First Century dividends or other distributions on the outstanding shares of capital stock of First Century.

(e)    Neither First Century nor any of its Subsidiaries owns, controls or holds for its own account any capital stock or voting securities (including derivative securities) of Summit or any of its Subsidiaries.

Section 3.3.    Execution and Delivery; No Violation.

(a)    First Century has all requisite corporate power and authority to execute and deliver this Agreement and, subject, in the case of the Merger, to the approval of this Agreement (including the Merger) by the affirmative vote of at least a majority of the shares of First Century Common Stock represented at a meeting in which a quorum exists (the “Required First Century Vote”) and receipt of the Requisite Regulatory Approvals, to consummate the Transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby and thereby have been duly and validly approved by the First Century Board. This Agreement has been duly and validly executed and delivered to Summit. Assuming due authorization, execution and delivery by Summit, this Agreement constitutes valid and binding obligations of First Century, enforceable against First Century in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)    The First Century Board has directed that this Agreement and the Transactions contemplated hereby be submitted to its shareholders for approval at an annual or special meeting and, except for the adoption of this Agreement by Required First Century Vote, no other votes are necessary to approve this Agreement and to consummate the Transactions contemplated hereby and thereby.

(c)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby, nor compliance by First Century with any of the terms or provisions hereof (provided the Required First Century Vote and the Requisite Regulatory Approvals are obtained) shall (i) violate any provision of the charters, articles, certificates or bylaws of First Century or the organizational or governing documents of any of its Subsidiaries; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Century, any of its Subsidiaries or any of their respective Properties (as defined in Section 9.1) or assets; (iii) except as set forth on First Century Disclosure Schedule 3.3(c), violate, conflict with, result in a breach of any provision of, or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest of any kind or nature (“Lien”) upon any of the respective Properties or assets of First Century or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which First Century or any of its Subsidiaries is a party, or by which it or any of its Subsidiaries or any of their respective Properties, assets or business activities may be bound or affected.

Section 3.4.    Consents and Approvals. Except for the Requisite Regulatory Approvals applicable to First Century, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by First Century or any of its Subsidiaries in connection with the execution and delivery of this Agreement by First Century or the consummation by First Century and its Subsidiaries of the Transactions contemplated hereby. As of the date of this Agreement, First Century knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the Transactions contemplated hereby should not be obtained on a timely basis.

Section 3.5.    Reports. Since January 1, 2012, First Century and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”), the West Virginia Division of Financial Institutions, and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.

Section 3.6.    Financial Statements.

(a)    First Century has furnished to Summit copies of the audited consolidated balance sheets of First Century as of December 31, 2015, 2014 and 2013, the audited consolidated statements of income and changes in shareholders’ equity for the years ended December 31, 2015, 2014 and 2013, and statements of cash flows for the years ended December 31, 2015, 2014 and 2013, and the unaudited consolidated balance sheets, statements of income, changes in shareholders’ equity and statements of cash flows for the quarter ended March 31, 2016 (such balance sheets and the related statements of income, changes in shareholders’ equity and cash flows are collectively referred to herein as the “First Century Financial Statements”). The First Century Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the consolidated financial condition of First Century and its Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the First Century Financial Statements accurately and fairly reflect in all material respects the transactions of First Century. The First Century Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(b)    First Century has furnished Summit with true and complete copies of the Reports of Condition and Income as of December 31, 2015, December 31, 2014, December 31, 2013 and March 31, 2016 (the “Bank Call Reports”) for First Century Bank. The Bank Call Reports fairly present, in all material respects, the financial position of First Century Bank and the results of its operations at the date and for the period indicated in that Bank Call Report in conformity with the instructions to the Bank Call Report. The Bank Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. First Century Bank has calculated its allowance for loan and lease losses (“ALLL”) in accordance with regulatory accounting principles, including the Instructions for Preparation of Consolidated Reports of Condition and Income and the Interagency Policy Statement on the Allowance for Loan and Lease Losses as applied to banking institutions and in accordance with all applicable rules and regulations (“RAP”). The allowance for loan losses account for First Century Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of First Century

Bank; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing, or the collectability of, such loans.

Section 3.7.    Undisclosed Liabilities. Except for (a) those liabilities that are fully reflected or reserved for in the consolidated financial statements of First Century included in the First Century Financial Statements for the fiscal quarter ended December 31, 2015, (b) liabilities incurred since December 31, 2015 in the ordinary course of business consistent with past practice, and (c) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Century and its Subsidiaries, and since December 31, 2015, First Century and its Subsidiaries have not incurred to the date of this Agreement, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not required to be reflected in First Century’s Financial Statements in accordance with GAAP).

Section 3.8.    Compliance with Applicable Legal and Reporting Requirements.

(a)    First Century and its Subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of First Century and its Subsidiaries, taken as a whole (the “First Century Permits”), the First Century Permits are in full force and effect and First Century and its Subsidiaries are in compliance with the terms of the First Century Permits, except where the failure so to hold, be in full force and effect or comply, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Century.

(b)    Except as set forth on First Century Disclosure Schedule 3.8(b), since December 31, 2012, each of First Century and its Subsidiaries has conducted its business in compliance in all material respects with all material Applicable Legal Requirements applicable to First Century, its Subsidiaries or to the employees conducting such businesses, except for violations that have been cured or remedied. To the knowledge of First Century, no investigation by any Governmental Entity with respect to First Century or any of its Subsidiaries is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of First Century or its Subsidiaries.

Section 3.9.    Accounting and Internal Controls.

(a)    The records, systems, controls, data and information of First Century and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of First Century or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of First Century.

(b)    Since December 31, 2012, neither First Century nor any of its Subsidiaries or, to the knowledge of First Century, any director, officer, employee, auditor, accountant or representative of First Century or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of First Century or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that First Century or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.10.    Legal Proceedings. Except as set forth in First Century Disclosure Schedule 3.10, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of First Century, threatened, against or affecting First Century or any Subsidiary of First Century involving a monetary claim in excess of $100,000 or requesting injunctive or other equitable relief, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator issued and in effect against First Century or any Subsidiary of First Century having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Century or on the Surviving Entity or any Subsidiary of First Century. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of First Century, threatened against First Century that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by First Century pursuant hereto or thereto or seeks to enjoin or otherwise restrain the Transactions contemplated hereby or thereby.

Section 3.11.    Taxes. Except as set forth in First Century Disclosure Schedule 3.11:

(a)    Each of First Century and the First Century Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all income tax returns and all material tax returns other than income tax returns required to be filed by it, and all such filed tax returns were true, correct and complete in all material respects. All taxes due and owing by First Century and the First Century Subsidiaries (whether or not shown on any tax return) have been timely paid, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on the First Century Financial Statements. First Century has no liability for taxes in excess of the amount reserved or provided for in the First Century Financial Statements (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

(b)    No written or, to the knowledge of First Century, unwritten notice of any deficiency with respect to taxes that has been proposed, asserted or assessed against First Century or any of the First Century Subsidiaries and has not previously been paid has been received by First Century or any First Century Subsidiary.

(c)    There are no disputes currently pending with respect to, or claims or assessments asserted in writing for, any amount of taxes upon First Century or any of its Subsidiaries, nor has First Century or any of its Subsidiaries given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

(d)    To the knowledge of First Century, no tax return of First Century or any First Century Subsidiary is currently under audit or examination by any Governmental Entity. No written or, to the knowledge of First Century, unwritten notice of such an audit or examination by any Governmental Entity has been received by First Century or any First Century Subsidiary. Any assessments for taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.

(e)    Neither First Century nor any First Century Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) within the two (2)-year period ending prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions contemplated by this Agreement.

(f)    Neither First Century nor any First Century Subsidiary has any liability for any tax under Treasury Regulation Section 1.1502‑6 or any similar provision of any other tax law, except for taxes of the affiliated group of which First Century is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law.

(g)    Neither First Century nor any First Century Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h)    Neither First Century nor any First Century Subsidiary is or has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011‑4(b).

(i)    First Century and the First Century Subsidiaries have withheld (or shall withhold) from payments to or on behalf of its employees, independent contractors, creditors, shareholders or other third parties, and have timely paid (or shall timely pay) to the appropriate Governmental Entity, all material amounts required to be withheld from such persons in accordance with applicable tax law.
(j)There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material taxes.

(k)Neither First Century nor any First Century Subsidiary is a party to or bound by any tax sharing agreement, tax indemnity obligation or agreement or arrangement with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any Governmental Entity) or has liability for the taxes of another Person (other than First Century or any First Century Subsidiary) as a transferee or successor, by contract or otherwise.

(l)Neither First Century nor any First Century Subsidiary is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or before the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or before the Closing Date; (v) prepaid amount received on or before the Closing Date, or (vi) election under Section 108(i) of the Code.

(m)Neither First Century nor any First Century Subsidiary has been a United States real property holding corporation within the meaning of the Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(i)(ii).

(n)No claim has been made within the last three (3) years by an authority in a jurisdiction where First Century or any First Century Subsidiary does not file tax returns that First Century or any First Century Subsidiary may be subject to taxation by that jurisdiction. Within the past three (3)

years, the IRS has not challenged the interest deduction on any of First Century or any First Century Subsidiary’s debt on the basis that such debt constitutes equity for federal income tax purposes.

(o)Neither First Century nor any First Century Subsidiary has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(p)For purposes of this Section 3.11 and Section 5.1(l): (i) the term “tax” or “taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, fees, impositions or other similar government charges, including income, estimated, margin, gross margin, net margin, business, occupation, franchise, real property, payroll, alternative or add-on minimum, social security (or similar), unemployment, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture, unclaimed property or other taxes of any kind whatsoever, whether disputed or not, including any interest, penalties, finds and additions (to the extent applicable) thereto, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person; and (ii) the term “tax return” shall mean tax returns, declarations, statements, reports, schedules, forms and information returns, including any attachments thereto and any amendment thereto (including, without limitation, any amended tax returns) relating to taxes.

Section 3.12.    Certain Agreements. Except as set forth in First Century Disclosure Schedule 3.12 and except for this Agreement, neither First Century nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (a) with respect to the employment or services of any directors or executive officers, or with any consultants that are natural persons, (b) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (c) that limits the ability of First Century or any of its Subsidiaries to compete in any line of business, in any geographic area or with any Person, or which requires referrals of business or requires First Century or any of its affiliates to make available investment opportunities to any Person on a priority, equal or exclusive basis, (d) with or to a labor union or other collective bargaining representative (including any collective bargaining agreement), (e) in the case of a First Century Benefit Plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement, (f) that would prohibit or delay the consummation of any of the transactions contemplated by this Agreement, (g) that involve the payment of more than $250,000 and are not terminable without penalty on notice of ninety (90) days or less, (h) real property leases or (i) agreements providing for indemnification, contribution or any guaranty in favor of any officer or director or that were not entered into in the ordinary course of business. First Century has previously made available to Summit complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.12 (collectively referred to herein as the “First Century Contracts”). All of the First Century Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Century or any of its Subsidiaries. Neither First Century nor any of its Subsidiaries has, and to the knowledge of First Century, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any First Century Contract, except in each case for those violations and defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Century or any of its Subsidiaries.

Section 3.13.    Benefit Plans.

(a)    With respect to each “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any stock purchase, stock option, severance, employment, change-in-control, educational assistance, adoption assistance, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not (all the foregoing being herein called “Benefit Plans”), under which any employee, director, independent contractor or former employee, director or independent contractor of First Century or any of its Subsidiaries, or any spouse or dependent of any such employee or director, has any present or future right to benefits, and which is (or was prior to its termination) sponsored, maintained or contributed to by First Century or any of its Subsidiaries or under which First Century or any of its Subsidiaries has any present or future liability (the “First Century Benefit Plans”), First Century has provided Summit a true, correct and complete copy of (i) the most recent annual report (Form 5500) filed with the IRS and, where applicable, the related audited financial statements thereof, (ii) such First Century Benefit Plan Document and all related amendments thereto, (iii) each trust agreement, summary employee booklets or handbooks, annuity contracts, insurance policies or any other funding instruments (“Funding Arrangements”) relating to such First Century Benefit Plan and all related amendments thereto, (iv) the most recent summary plan description for each First Century Benefit Plan for which a summary plan description is required by ERISA, for Benefit Plans not subject to ERISA or that are unwritten, any relevant written summaries distributed to participants, if any, (v) any current contracts with independent contractors (including actuaries, investment managers, etc.) that relate to any First Century Benefit Plan, and (vi) the most recent determination letter (or equivalent) issued by the IRS with respect to any First Century Benefit Plan qualified under Section 401(a) of the Code. There are no unwritten amendments to any First Century Benefit Plan.

(b)    Except for the self-directed brokerage account feature of First Century’s 401(k) Plan, no First Century Benefit Plan is invested in or provides the opportunity for participants or beneficiaries therein to purchase or otherwise acquire any employer securities or employer real property (within the meaning of Section 407(d) of ERISA) or any option, warrant or other right to acquire such employer securities or any interest therein.

(c)    All contributions (including, without limitations, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable on or before the Closing Date have been timely paid to or made with respect to each First Century Benefit Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(d)    Other than as disclosed on First Century Disclosure Schedule 3.13(d), no First Century Benefit Plan is subject to Title IV of ERISA or is a defined benefit plan within the meaning of Section 3(35) of ERISA or, without limitation, either a multiple employer plan (including plans sponsored by an employee leasing or professional employer organization), or “multi-employer plan” (as either such term is defined in the Code or ERISA). Other than as disclosed on First Century Disclosure Schedule 3.13(d), no First Century Benefit Plan is subject to the funding standards of Code Section 412 or 436 or Section 302 of ERISA.

(e)    There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code), breaches of fiduciary duty or any other breaches or violations of any law by First Century or any of its affiliates, officers, directors, agents or employees, applicable to the First Century Benefit Plans that would directly or indirectly subject Summit, First Century or any of their respective Subsidiaries to any material taxes, penalties or other liabilities, including any liability arising through indemnification.

(f)    Each First Century Benefit Plan that is represented to be qualified under Code Section 401(a) either has a favorable determination letter that covers all existing amendments up to and including the Pension Protection Act of 2006 or is an adoption of a prototype or volume submitter plan for which a favorable opinion letter has been issued up to and including the Pension Protection Act of 2006, on which First Century or a First Century Subsidiary is entitled to reliance equivalent to a determination letter, and, in either case, neither First Century nor any First Century Subsidiary has any obligation to adopt any amendments for which the remedial amendment period under Code Section 401(b) has expired, and First Century is not aware of any circumstances likely to result in revocation of any such favorable determination or inability to rely on any opinion letter. Each First Century Benefit Plan has been operated in compliance, in all material respects, with applicable law and in accordance with its terms and any related trust is exempt from federal income tax under Section 501(a) of the Code and, except as disclosed on First Century Disclosure Schedule 3.13(f), all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each First Century Benefit Plan have been timely and completely filed or distributed.

(g)    There are no pending claims, lawsuits or actions relating to any First Century Benefit Plan (other than ordinary course claims for benefits) and, to the knowledge of First Century none are threatened.

(h)    Except as disclosed on First Century Disclosure Schedule 3.13(h), no written or oral representations have been made to any employee or former employee of First Century or any of its Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such individual, their dependent, or any beneficiary for any period of time beyond termination of employment, except as required by Section 4980B of the Code or other applicable law, and at no expense to First Century or any of its subsidiaries. Except as disclosed on First Century Disclosure Schedule 3.13(h), and except respecting any acceleration of vesting or payment on termination or actual or deemed partial termination of any Benefit Plan, neither the Merger, nor subsequent events where consequences result solely as a result of both the occurrence of the subsequent event and the occurrence of the Merger, shall accelerate the time of payment or vesting, or increase the amount, of compensation due by First Century or any of its Subsidiaries or any First Century Benefit Plan to any employee, officer, former employee or former officer of First Century or any of its Subsidiaries.

(i)    Except as set forth in First Century Disclosure Schedule 3.13(i), the consummation of the transactions contemplated by this Agreement will not result in any entitlement to payment to any present or former employee or director of First Century or any Subsidiary of First Century of any money or other property, or acceleration of any rights or benefits, under any First Century Benefit Plan or other contract or existing arrangement, except respecting any acceleration of vesting or payment on termination or actual or deemed partial termination of any Benefit Plan. Unless specifically disclosed on such schedule, no such payment will be nondeductible or subject to excise tax under Code Section 4999 or 280G, nor will First Century, Summit or any of their respective Subsidiaries be required to “gross up” or otherwise compensate any Person because of the limits contained in such Code sections.

(j)    Except as set forth in First Century Disclosure Schedule 3.13(j), there are no surrender charges, penalties, or other costs or fees that would be imposed by any Person against First Century, any First Century Subsidiary, any First Century Benefit Plan, or any other Person, including without limitation, any First Century Benefit Plan participant or beneficiary as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any First Century Benefit Plan.

(k)    Each First Century Benefit Plan which is a “group health plan” (as defined in the Code and ERISA) has been operated in compliance, in all material respects, with Part 6 of Subtitle B of Title 1 of ERISA and Sections 4980B and 4980D of the Code and any analogous state law. Each such plan is in compliance, in all material respects, with, and no such plan has been operated in a manner that would result in the incurrence of any material penalty to First Century, the Surviving Entity or any of their respective Subsidiaries under those Sections of ERISA and the Code and under the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable.

(l)    All obligations required to be performed by First Century and its Subsidiaries under any First Century Benefit Plan have been performed by them in all material respects and they are not in default under or in violation of any material provision of any First Century Benefit Plan. To First Century’s knowledge, no event has occurred that would constitute grounds for an enforcement action by any party against First Century or any of its Subsidiaries under part 5 of Title I of ERISA under any First Century Benefit Plan.

(m)    Except as described in First Century Disclosure Schedule 3.13(m), First Century and its Subsidiaries have current contracts with one or more insurance company(ies) for each of its Benefit Plans that provide coverage for health, dental, vision, life disability, survivor income benefits, or similar welfare benefit coverages relating to any First Century Benefit Plan. None of such Benefit Plans is self-insured by First Century or funded by First Century through or provided by First Century to its employees under a voluntary employees beneficiary association (VEBA) or a multiple employer welfare arrangement (MEWA).

(n)    Except as set forth in First Century Disclosure Schedule 3.13(n), First Century or a First Century Subsidiary may, at any time, amend or terminate any First Century Benefit Plan that it sponsors or maintains and may withdraw from any First Century Benefit Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring any material liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.

(o)    Except as disclosed on First Century Disclosure Schedule 3.13(o), each First Century Benefit Plan that is a Nonqualified Deferred Compensation Plan subject to Code § 409A has (i) been maintained and operated since January 1, 2005 (or, if later, from its inception) in good faith compliance with Section 409A of the Code and all applicable IRS regulations promulgated thereunder and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, or has been amended in a manner that conforms with the requirements of Section 409A of the Code, and (ii) since January 1, 2009, been materially in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder. No additional tax under Section 409A(a)(1)(ii) of the Code has been or is reasonably expected to be incurred by a participant in any such First Century Benefit Plan or other contract, plan, program, agreement, or arrangement that has not been previously reported to the IRS by First Century. Except as disclosed on First Century Disclosure Schedule 3.13(o), neither First Century nor any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(ii) of the Code.

Section 3.14.    Bank Subsidiary. Except as set forth in First Century Disclosure Schedule 3.14, First Century owns all of the outstanding shares of capital stock of First Century Bank, free and clear of any Lien. All of the shares of capital stock of First Century Bank have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. First Century Bank is an “insured bank” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder. First Century Bank is a West Virginia-state chartered member bank whose primary federal bank regulator is the Federal Reserve.

Section 3.15.    Agreements with Regulators. Except as set forth in First Century Disclosure Schedule 3.15, neither First Century nor any Subsidiary of First Century is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect, or has adopted since December 31, 2012 any policies, procedures or board resolutions at the request of, any Governmental Entity that restricts the conduct of its business, imposes any requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has First Century or any First Century Subsidiary been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. First Century and its Subsidiaries are in compliance with all of the foregoing so listed in First Century Disclosure Schedule 3.15. There are no formal or informal investigations, known to First Century, relating to any regulatory matters pending before any Governmental Entity with respect to First Century or any of its Subsidiaries. Neither of First Century nor any First Century Subsidiary or any of their respective executive officers or, to the knowledge of First Century, any of their respective directors or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws that would be required to be disclosed in any regulatory filing, and no such disciplinary proceeding or order is pending, nor, to the knowledge of First Century, threatened.

Section 3.16.    Absence of Certain Changes or Events. From December 31, 2015 through the date of this Agreement: (a) First Century and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (b) there has not been any change, circumstance, state of facts or event (including any event involving a prospective change) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Century or the Surviving Entity and (c) there has not been (i) any action or event of the type that would have required the consent of Summit under Section 5.1 or (ii) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of First Century or any of its Subsidiaries (whether or not covered by insurance).

Section 3.17.    Takeover Statutes. Either this Agreement and the transactions contemplated hereby are exempt from, or the First Century Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”) applicable to First Century or any of its Subsidiaries.

Section 3.18.    Vote Required. The Required First Century Vote is the only vote of the holders of any class or series of First Century capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby to which it is a party.

Section 3.19.    Properties. First Century or any of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the First Century Financial Statement being owned by First Century or one of its Subsidiaries or acquired after the date thereof that are material to First Century’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except for Permitted Liens, and (b) is the lessee of all leasehold estates reflected in the latest audited balance sheet included in the First Century Financial Statements or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without any material default thereunder by the lessee or, to First Century’s knowledge, the lessor.

Section 3.20.    Condition of Assets. Except as set forth on First Century Disclosure Schedule 3.20, all tangible assets, including furniture, fixtures and equipment, used by First Century and its Subsidiaries are in operating condition, ordinary wear and tear excepted, and conform with all material Applicable Legal Requirements. Each of First Century and its Subsidiaries owns or leases all of the assets and Properties necessary to carry on its business in the manner in which it is presently conducted. The premises or equipment of First Century and its Subsidiaries is not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 3.21.    Intellectual Property. First Century and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “First Century Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such First Century Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Century. Neither First Century nor any such Subsidiary has received any notice of infringement of or conflict with and, to First Century’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any First Century Intellectual Property that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Century.

Section 3.22.    Loan Portfolio.

(a)    Except as set forth on First Century Disclosure Schedule 3.22, neither First Century nor any of its Subsidiaries is a party to any written or oral (i) Loans under the terms of which the obligor was, as of March 31, 2016, ninety (90) days or more delinquent in payment of principal or interest or, to the knowledge of First Century, in default of any other provision, or (ii) Loans with any director, executive officer or 5% or greater shareholder of First Century or any of its Subsidiaries, or to the knowledge of First Century, any affiliate of any of the foregoing. Set forth in First Century Disclosure Schedule 3.22 is a true, correct and complete list of (i) all of the Loans of First Century and its Subsidiaries that, as of March 31, 2016, were classified by First Century as “Other Loans

Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial real estate, commercial and industrial, consumer, other), all of the other Loans of First Century and its Subsidiaries that, as of March 31, 2016, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, and (iii) each asset of First Century or any of its Subsidiaries that, as of March 31, 2016, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof; it being understood and agreed that the Loans referenced in clauses (i) and (ii) of this sentence include any Loans so classified by First Century or by any Governmental Entity.

(b)    Each Loan of First Century and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of First Century and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restriction, claims, liens or encumbrances, as applicable, that have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing.

(c)    Each outstanding Loan of First Century and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of First Century and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Legal Requirements.

(d)    Except as set forth in First Century Disclosure Schedule 3.22(d), none of the agreements pursuant to which First Century or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)    There are no outstanding Loans made by First Century or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of First Century or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

Section 3.23.    Insurance. Set forth in First Century Disclosure Schedule 3.23 is a true, correct and complete list of all insurance policies maintained by First Century and its Subsidiaries. All such insurance policies and bonds are in full force and effect and neither First Century nor any of its Subsidiaries is in material default under any such policy or bond. Except as set forth in First Century Disclosure Schedule 3.23, as of the date hereof, there are no claims in excess of $100,000 under any of such insurance policies or bonds, which claims are pending or as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.

Section 3.24.    Indemnification. To the knowledge of First Century, no action or failure to take action by any present or former director, officer, employee or agent of First Century or its Subsidiaries has occurred that would give rise to a material claim by any such individual for indemnification from First Century or its Subsidiaries.

Section 3.25.    Transactions with Affiliates. Except for any Benefit Plans or as set forth in First Century Disclosure Schedule 3.25, there are no agreements, contracts, plans, arrangements or other transactions between First Century or any of its Subsidiaries, on the one hand, and any (i) officer or director of First Century or any of its Subsidiaries, (ii) record or beneficial owner of 5% or more of the voting securities of First Century, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of First Century, on the other hand, except those of a type available to employees of First Century generally. Except as set forth in First Century Disclosure Schedule 3.25, there are no “covered transactions,” including any Loans engaged in by First Century, with any “affiliate” (as such terms are defined in Section 23A of the Federal Reserve Act and Regulation W promulgated thereunder) other than those covered transactions which were engaged in and continue to be in compliance with Section 23A and Regulation W.

Section 3.26.    Absence of Certain Business Practices. Neither First Century nor any of its Subsidiaries or any of their respective officers, employees or agents, nor any other Person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of First Century or any of its Subsidiaries (or assist First Century or any of its Subsidiaries in connection with any actual or proposed transaction) that violates any Applicable Legal Requirement to First Century or any of its Subsidiaries.

Section 3.27.    Environmental Compliance. Except as set forth on First Century Disclosure Schedule 3.27:

(a)    First Century, its Subsidiaries and their respective Properties are in material compliance with all Environmental Laws. First Century is not aware of, nor has First Century or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of First Century and its Subsidiaries with all Environmental Laws.

(b)    First Century and its Subsidiaries have obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

(c)    No Hazardous Materials exist on, about or within any of the Properties, nor to First Century’s knowledge have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties. The use that First Century and its Subsidiaries makes and intends to make of the Properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties.

(d)    There is no action, suit, proceeding, investigation, or inquiry before any Governmental Entity pending or to First Century’s knowledge threatened against First Century or any of its Subsidiaries relating in any way to any Environmental Law. To the knowledge of First Century, neither First Century nor any of its Subsidiaries has any liability for remedial action under any Environmental Law. Neither First Century nor any of its Subsidiaries has received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties nor has First Century or any of its Subsidiaries received any notice of any kind from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

Section 3.28.    Derivatives. All swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for First Century’s own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (a) in accordance with prudent business practices and all Applicable Legal Requirements and (b) with counterparties that First Century believes to be financially responsible. Each Derivative Contract of First Century or any of its Subsidiaries constitutes the valid and legally binding obligation of First Century or one or more of its Subsidiaries, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing), and is in full force and effect. Neither First Century nor its Subsidiaries, nor, to the knowledge of First Century, any other party thereto, is in breach of any of its obligations under any Derivative Contract of First Century or one of its Subsidiaries. The financial position of First Century and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of First Century and such Subsidiaries in accordance with GAAP applied on a consistent basis.

Section 3.29.    Books and Records. The minute books, stock certificate books and stock transfer ledgers of First Century and its Subsidiaries have been kept in the ordinary course of business and are complete and correct in all material respects. The transactions entered therein represent bona fide transactions, and there have been no material transactions involving the business of First Century or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.30.    Employee Relationships. First Century and its Subsidiaries have complied in all material respects with all Applicable Legal Requirements relating to their relationships with their employees, and First Century believes that the relationships between First Century and its Subsidiaries with such employees are good. To the knowledge of First Century, no executive officer or manager of any of the operations of First Century or any of its Subsidiaries or any group of employees of First Century or any of its Subsidiaries has or have any present plans to terminate their employment prior to or as a result of the consummation of any of the transactions contemplated hereunder other than those employees listed on First Century Disclosure Schedule 3.30.

Section 3.31.    Fiduciary Responsibilities. First Century and its Subsidiaries have performed in all material respects all of their respective material fiduciary duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all Applicable Legal Requirements and agreements and instruments.

Section 3.32.    Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except for Sandler O’Neill & Partners, L.P. First Century has disclosed to Summit as of the date hereof the aggregate fees provided for in connection with the engagement by First Century of Sandler O’Neill & Partners, L.P. related to the Merger and the other transactions contemplated hereunder.

Section 3.33.    Opinion of Financial Advisor of First Century. First Century has received the opinion in writing of its financial advisor, Sandler O’Neill & Partners, L.P., on the date hereof to the effect that, subject to the limitations and qualifications expressed therein, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of First Century Common Stock.

Section 3.34.    No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither First Century nor any other Person on behalf of First Century is making or has made any express or implied representation or warranty with respect to First Century or with respect to any other information provided to Summit in connection with the transactions contemplated herein. Neither First Century nor any other Person shall have or be subject to any liability or indemnification obligation to Summit or any other Person resulting from the distribution to Summit, or the use by Summit of, any such information, including any information, documents, projections, forecasts or other material made available to Summit in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III. First Century acknowledges that Summit is making no representations or warranties other than the representations and warranties expressly contained in Article I

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SUMMIT

Except as set forth in the disclosure schedule delivered by Summit to First Century prior to the execution hereof (the “Summit Disclosure Schedule”), Summit hereby makes the representations and warranties set forth in this Article IV to First Century as of the date hereof and as of the Closing Date. For purposes of the representations and warranties of First Century contained herein, disclosure in any section of the Summit Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Summit calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent on the face of the Summit Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Summit Disclosure Schedule or other document delivered by First Century pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. Summit agrees to provide at the Closing supplemental disclosure schedules reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date to Summit. Delivery of such supplemental disclosure schedules shall not cure a breach of or modify a representation or warranty.
Section 4.1.    Organization, Standing and Power. Summit is a bank holding company registered under the BHC Act. Each of Summit and its Subsidiaries is a corporation, limited liability company, trust or partnership duly organized or formed, as the case may be, validly existing and/or, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit. The copies of the Summit Charter and the bylaws of Summit, the articles of incorporation and bylaws of Summit Community Bank, which have been previously furnished to First Century, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

Section 4.2.    Capital Structure.

(a)    The authorized capital stock of Summit consists of 20,000,000 shares of Summit Common Stock and 250,000 shares of preferred stock, $1.00 par value per share, of which none are issued or outstanding.  As of the date of this Agreement, there are (i) 10,681,880 shares of Summit Common Stock issued and outstanding, (ii) 500,000 shares of Summit Common Stock reserved for issuance upon the exercise of various equity awards granted under the 2014 Long-Term Incentive Plan (“Summit Stock Awards”), (iii) 73,430 options to acquire Summit Common Stock under the 2009 Officer Stock Option Plan and 1998 Officer Stock Option Plan, and (v) no other shares of capital stock or other voting securities of Summit issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Summit Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, no Voting Debt, trust preferred or similar securities, or subordinated debt securities of Summit or any Summit Subsidiary are issued or outstanding, except as set forth on Summit Disclosure Schedule 4.2(a). All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of Summit or any of its Subsidiaries were issued in compliance in all material respects with all Applicable Legal Requirements.

(b)    No Summit Subsidiary has issued securities held by any entity other than Summit or a Summit Subsidiary.

(c)    Except for (i) this Agreement, (ii) the employment agreements contemplated by this Agreement with the officers of First Century or any of its Subsidiaries, and (iii) as set forth in Section 4.2(a) above, as of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which Summit or any Subsidiary of Summit is a party or by which it or any such Subsidiary is bound obligating Summit or any Subsidiary of Summit to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Summit or of any Subsidiary of Summit or obligating Summit or any Subsidiary of Summit to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of Summit or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Summit or any of its Subsidiaries or (ii) pursuant to which Summit or any of its Subsidiaries is or could be required to register shares of Summit Common Stock or other securities under the Securities Act.

(d)    Neither Summit nor any of its Subsidiaries owns, controls or holds for its own account any capital stock or voting securities (including derivative securities) of First Century or any of its Subsidiaries.

Section 4.3.    Execution and Delivery; No Violation.

(a)    Summit has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Summit Board. This Agreement has been duly and validly executed and delivered to First Century. Assuming due authorization, execution and delivery by First Century, this Agreement constitutes valid and binding obligations of Summit, enforceable against Summit in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Summit with any of the terms or provisions hereof (provided the Required First Century Vote and the Requisite Regulatory Approvals are obtained) shall (i) violate any provision of the charters, articles, certificates or bylaws of Summit or the organizational or governing documents of any of its Subsidiaries; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Summit, or any of its Subsidiaries, or any of their respective Properties or assets; (iii) violate, conflict with, result in a breach of any provision of, or the loss of any benefit under, constitute a default (or an event that, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective Properties or assets of Summit or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Summit or any of its Subsidiaries is a party, or by which it or any of its Subsidiaries or any of their respective Properties, assets or business activities may be bound or affected.

Section 4.4.    Consents and Approvals. Except for the Requisite Regulatory Approvals applicable to Summit, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Summit or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Summit or the consummation by Summit and its Subsidiaries of the transactions contemplated hereby. As of the date of this Agreement, Summit knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis.

Section 4.5.    SEC Documents; Regulatory Reports; Undisclosed Liabilities.

(a)    Summit has timely filed all reports, schedules, registration statements and other documents required under Applicable Legal Requirements to be filed by it with the SEC since December 31, 2012 (the “Summit SEC Documents”). Summit has delivered or made available to First Century true, correct and complete copies of all Summit SEC Documents, all comment letters received by Summit from the SEC since December 31, 2012, all responses to such comment letters by or on behalf of Summit and all other correspondence since December 31, 2012 between the SEC and Summit, in each case to the extent not available to the public in completely unredacted form on EDGAR. No Subsidiary of Summit is, or since December 31, 2011 has been, required to file any form, report, registration statement or other document with the SEC. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Summit SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the SOX Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Summit SEC Documents, and none of the Summit SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of Summit included in the Summit SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Summit and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulations S-X of the SEC (but only if, in the case of interim financial statements included in Summit SEC Documents since Summit’s most recent Annual Report on Form 10‑K, such notes would not differ materially from the notes to the financial statements included in such Annual Report) and (ii) normal, recurring year-end adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material). No financial statements of any Person other than the Subsidiaries of Summit are, or, since December 31, 2011 have been, required by GAAP to be included in the consolidated financial statements of Summit.

(b)    Since December 31, 2012, Summit and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the FDIC, the Office of the Comptroller of the Currency the Small Business Administration, and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.

(c)    Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Summit included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, as filed with the SEC prior to the date of this Agreement, (ii) liabilities incurred since March 31, 2016 in the ordinary course of business consistent with past practice, and (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit, Summit and its Subsidiaries do not have, and since March 31, 2016 and its Subsidiaries have not incurred to the date of this Agreement, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not required to be reflected in the Summit Financial Statements in accordance with GAAP).

(d)    Summit is, and since December 31, 2012 has been, in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e)    As used in this Section 4.5, the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted or otherwise made available to the SEC or any other Governmental Entity.

Section 4.6.    Compliance with Applicable Legal and Reporting Requirements.

(a)    Summit and its Subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of Summit and its Subsidiaries, taken as a whole (the “Summit Permits”), the Summit Permits are in full force and effect and Summit and its Subsidiaries are in compliance with the terms of the Summit Permits, except where the failure so to hold, be in full force and effect or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit.

(b)    Since December 31, 2012, each of Summit and its Subsidiaries has conducted its business in compliance in all material respects with all Applicable Legal Requirements applicable to Summit or any of its Subsidiaries or to the employees conducting such businesses, except for violations that have been cured or remedied. To the knowledge of Summit, no investigation by any Governmental Entity with respect to Summit or any of its Subsidiaries is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of Summit or its Subsidiaries.

Section 4.7.    Accounting and Internal Controls.

(a)    The records, systems, controls, data and information of Summit and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Summit or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Summit.

(b)    Since December 31, 2012, neither Summit nor any of its Subsidiaries or, to the knowledge of Summit, any director, officer, employee, auditor, accountant or representative of Summit or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Summit or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that Summit or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 4.8.    Legal Proceedings. Except as set forth in Summit Disclosure Schedule 4.8, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Summit, threatened, against or affecting Summit or any Subsidiary of Summit involving a monetary claim in excess of $300,000 or requesting injunctive or other equitable relief, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator issued and in effect against Summit or any Subsidiary of Summit having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit or on the Surviving Bank or any Subsidiary of Summit. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of Summit, threatened against Summit that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Summit pursuant hereto or thereto or seeks to enjoin or otherwise restrain the Transactions contemplated hereby or thereby.

Section 4.9.    Bank Subsidiary. Summit owns all of the outstanding shares of capital stock of Summit Community Bank, free and clear of any Lien, except as set forth on Summit Disclosure Schedule 4.9. All of the shares of capital stock of Summit Community Bank have been duly authorized and validly issued and are fully paid and non-assessable (except as provided under applicable law) and not subject to preemptive rights. Summit Community Bank is an “insured bank” as defined in the FDIA and applicable regulations thereunder. Summit Community Bank is a West Virginia banking corporation whose primary federal bank regulator is the FDIC.

Section 4.10    Agreements with Regulators. Except as set forth in Summit Disclosure Schedule 4.10, neither Summit nor any Subsidiary of Summit is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect, or has adopted since December 31, 2012 any policies, procedures or board resolutions at the request of, any Governmental Entity that restricts the conduct of its business, imposes any requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Summit or any Summit Subsidiary been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. Summit and its Subsidiaries are in compliance with all of the foregoing so listed in Summit Disclosure Schedule 4.10. There are no formal or informal investigations, known to Summit, relating to any regulatory matters pending before any Governmental Entity with respect to Summit or any of its Subsidiaries. Neither of Summit nor any Summit Subsidiary or any of their respective executive officers or, to the knowledge of Summit, any of their directors or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws that would be required to be disclosed in any regulatory filing, and no such disciplinary proceeding or order is pending, nor, to the knowledge of Summit, threatened.

Section 4.11.    Absence of Certain Changes or Events. From December 31, 2015 through the date of this Agreement: (a) Summit and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (b) there has not been any change, circumstance, state of facts or event (including any event involving a prospective change) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit or the Surviving Entity, and (c) there has not been (i) any action or event of the type that would have required the consent of First Century under Section 5.2 or (ii) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Summit or any of its Subsidiaries (whether or not covered by insurance).

Section 4.12.    No Vote Required. No approval by the holders of any class or series of Summit capital stock is necessary to approve this Agreement or authorize the transactions contemplated hereby (including the Merger).

Section 4.13.    Derivatives. All Derivative Contracts, whether entered into for Summit’s own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (a) in accordance with prudent business practices and all Applicable Legal Requirements and (b) with counterparties that Summit believes to be financially responsible. Each Derivative Contract of Summit or any of its Subsidiaries constitutes the valid and legally binding obligation of Summit or one or more of its Subsidiaries, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing), and is in full force and effect. Neither Summit nor its Subsidiaries, nor, to the knowledge of Summit, any other party thereto, is in breach of any of its obligations under any Derivative Contract of Summit or one of its Subsidiaries. The financial position of Summit and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of Summit and such Subsidiaries in accordance with GAAP applied on a consistent basis.

Section 4.14.    Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person engaged by Summit or any of its Subsidiaries is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.

Section 4.15.    Financing. Summit has, and will have as of the Closing Date funds or financing capability sufficient to enable it to carry out its obligations under this Agreement. Summit’s ability to consummate the Merger and to deliver the Merger Consideration as provided for herein is not contingent on raising capital or obtaining financing.

Section 4.16.    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Summit nor any other Person on behalf of Summit is making or has made any express or implied representation or warranty with respect to Summit or with respect to any other information provided to First Century in connection with the transactions contemplated herein. Neither Summit nor any other Person shall have or be subject to any liability or indemnification obligation to First Century or any other Person resulting from the distribution to First Century, or the use by First Century of, any such information, including any information, documents, projections, forecasts or other material made available to First Century in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV. Summit acknowledges that First Century is making no representations or warranties other than the representations and warranties expressly contained in Article III.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1.    Covenants of First Century. During the period from the date of this Agreement and continuing until the Effective Time, First Century agrees as to itself and its Subsidiaries that, except as expressly permitted by this Agreement or to the extent that Summit shall otherwise consent in writing (which consent shall not be unreasonably or untimely withheld):

(a)    Ordinary Course. First Century and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time. Without the prior written consent of Summit, First Century shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new line of business, (ii) change its or its Subsidiaries’ lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any material respect, except as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, (iv) enter into or terminate any material lease, contract or agreement (except with respect to such terminations as may be set forth in Section 5.1(m), First Century Disclosure Schedule 5.1(m) and Section 5.1(p) respecting Benefit Plans) or make any change to any existing material leases, contracts or agreements, except as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity or (v) take any action or fail to take any action, which action or failure causes a material breach of any material lease, contract or agreement.

(b)    Dividends; Changes in Stock. First Century shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of First Century, or as specifically contemplated in Section 2.1(h) hereof and its regular quarterly dividend of $0.20 per share consistent with past practice, (ii) split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of DPC shares in the ordinary course of business consistent with past practice and except pursuant to agreements in effect on the date hereof and disclosed in First Century Disclosure Schedule 5.1(b)).

(c)    Issuance of Securities. First Century shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuances by a wholly owned Subsidiary of its capital stock to its parent and other than as trustee or other fiduciary under the terms and conditions of any Benefit Plan or other trust.

(d)    Governing Documents. First Century shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend its charter, certificate of formation, bylaws or similar organizational documents, as applicable, or, except to the extent permitted by Section 5.1(e) or Section 5.1(f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any Person other than a wholly owned Subsidiary of First Century.

(e)    No Acquisitions. First Century shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing equity interest in or the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets not in the ordinary course of business; provided, however, that the foregoing shall not prohibit foreclosures, repossessions or other DPC acquisitions in the ordinary course of business.

(f)    No Dispositions. Except for sales of OREO, mortgages originated or held by First Century Bank in the ordinary course of business consistent with past practice, investment securities in the ordinary course of business consistent with past practice, and sales of assets as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity, First Century shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by First Century and its Subsidiaries) exceeding $250,000, in the aggregate, in any calendar month.

(g)    Related Transactions. First Century and its Subsidiaries shall cooperate with Summit and its Subsidiaries to cause First Century to merge with and into Merger Sub.

(h)    Indebtedness. First Century shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long‑term debt securities of First Century or any of its Subsidiaries or guarantee any long-term debt securities of others, other than indebtedness of any Subsidiary of First Century to First Century or to another Subsidiary of First Century, or (ii) prepay or voluntarily repay any subordinated indebtedness.

(i)    Loans. Except as contemplated by First Century Disclosure Schedule 5.1(i), First Century shall not, and shall not permit any of its Subsidiaries to, make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan or group of loans to any borrower and its affiliates that, individually or collectively, would be in excess of Four Million Dollars ($4,000,000).

(j)    Other Actions. First Century shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by Applicable Legal Requirements) which would adversely affect the ability of the Parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 7.1(f).

(k)    Accounting Methods. First Century shall not, and shall not permit any of its Subsidiaries to, make any material change in its methods of accounting in effect at December 31, 2015, except as required by changes in GAAP or RAP as concurred in by First Century’s independent auditors or required by a Governmental Entity.

(l)    Tax Matters. First Century shall not, and shall not permit its Subsidiaries to, make or rescind any material tax election, make any material amendments to tax returns previously filed, or settle or compromise any material tax liability or refund.

(m)    Compensation and Benefit Plans. Except as contemplated by First Century Disclosure Schedule 5.1(m), First Century shall not, and shall not permit any of its Subsidiaries to, (i) enter into, adopt, amend (except for such amendments as may be required by Applicable Legal Requirements or as provided under this Agreement) or terminate any First Century Benefit Plan, or any agreement, arrangement, plan or policy between First Century or a Subsidiary of First Century and one or more of its directors or officers, (ii) except for normal pay increases to rank and file employees in the ordinary course of business consistent with past practice or as required by any plan or arrangement as in effect as of the date hereof, materially increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, (iv) enter into any new contract or agreement providing that, with respect to the right to any bonus or incentive compensation, the vesting of any such bonus or incentive compensation, shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement, either alone or in combination with some other event, or (v) grant or award any bonus or incentive compensation, or any stock option, restricted stock, restricted stock unit or other equity-related award except as required as an existing obligation of First Century under the terms of any existing agreement.

(n)    Investment Portfolio; Interest Rate Risk; Other Risk. First Century shall not, and shall not permit any of its Subsidiaries to, materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio; provided, however, that the foregoing shall not restrict the purchase or sale of investment securities by First Century or any of its Subsidiaries (i) as set forth on First Century Disclosure Schedule 5.1(n), (ii) in an amount not exceeding Five Million Dollars ($5,000,000) per transaction with a duration of five (5) years or less that is in the ordinary course of business consistent with past practice or (iii) with respect to services provided by First Century or any affiliate as Trustee, investment advisor, custodian or fiduciary of any kind.

(o)    No Liquidation. First Century shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(p)    Termination of and Funding of First Century Benefit Plans. Subject to Sections 6.7(c), 6.7(d), and 6.7(e) and as described on First Century Disclosure Schedule 5.1(p), First Century shall use its best efforts, to terminate or merge, the First Century Benefit Plans and shall fund any such Benefit Plan subject to Title IV of ERISA to the level sufficient to pay the termination liability thereof as set forth on a valuation reasonably acceptable to Summit, prior to the consummation of the Merger. All costs and fees associated with such termination and funding fees shall be included in the calculation of Adjusted Shareholders’ Equity pursuant to Section 2.1(i) hereof as an already incurred or recognized expense for purposes of such calculation.

(q)    Payments of Change-in-Control Fees in Contracts. First Century shall make all payments with respect to contracts to which First Century or any of its Subsidiaries is a party that would give rise to any liability, fee, cost or expense (including any change-in-control fee) arising from the consummation of the Merger and all such liabilities, fees, costs or expenses shall be included in the calculation of Adjusted Shareholders’ Equity pursuant to Section 2.1(i) hereof as an already incurred or recognized expense for purposes of such calculation, except to the extent such change-in-control provisions are waived pursuant to the employment agreements described in Section 7.2(f) and as described on First Century Disclosure Schedule 5.1(q).

(r)    Other Agreements. First Century shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.1, except with respect to actions taken as trustee, custodian or other fiduciary.

Section 5.2.    Covenants of Summit. Except as otherwise permitted or contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Effective Time, Summit agrees as to itself and its Subsidiaries that, except as expressly permitted by this Agreement or to the extent that First Century shall otherwise consent in writing (which shall not be unreasonably or untimely withheld):

(a)    Ordinary Course. Summit and its Subsidiaries shall use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time.

(b)    Governing Documents. Summit shall not, nor shall it permit any of its Subsidiaries to, (i) amend the Summit Charter or bylaws of Summit in a manner that would adversely affect First Century or any of its Subsidiaries, (ii) take any action that would reasonably be expected to result in the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code, (iii) take any action that is likely to materially impair Summit’s ability to perform any of its obligations under this Agreement or Merger Sub’s or Summit Community Bank’s ability to perform any of its obligations under the Bank Merger Agreement, or (iv) agree or commit to do any of the foregoing.

(c)    Merger Sub. Neither Merger Sub nor Summit Community Bank will make an election for Merger Sub to be treated as a corporation for federal income tax purposes, and Merger Sub will be a disregarded entity during the entirety of its existence.

Section 5.3.    Transition. In order to facilitate the integration of the operations of Summit and First Century and their respective Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the Parties as a result of the Merger, each of First Century and Summit shall, and shall cause its Subsidiaries to, consult with the other on all strategic, integration and operational matters to the extent such consultation is deemed necessary or appropriate by Summit and is not in violation of Applicable Legal Requirements. Without in any way limiting the provisions of Section 6.3, Summit and its Subsidiaries and their respective officers, employees, counsel, financial advisors and other representatives shall, upon reasonable notice to First Century, be entitled to review the operations and visit the facilities of First Century and its Subsidiaries at all times as may be deemed reasonably necessary by Summit, as the case may be, in order to accomplish the foregoing arrangements after receipt of all Requisite Regulatory Approvals.

Section 5.4.    Advice of Changes; Government Filings.

(a)    Each Party shall confer on a regular and frequent basis with the other, report, subject to Section 5.8, on operational matters, and promptly advise the other orally and in writing of any change or event having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party or the Surviving Entity or which would cause or constitute a material breach of any of the representations, warranties or covenants of such Party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of any condition set forth in Article VII or give rise to any right of termination under Article VIII unless the underlying breach shall independently constitute such a failure or give rise to such a right.

(b)    First Century and Summit shall file all reports, schedules, applications, registrations, and other information required to be filed by each of them with all other relevant Governmental Entities and to obtain all of the Requisite Regulatory Approvals between the date of this Agreement and the Effective Time. First Century, First Century Bank, Summit and Summit Community Bank shall file all Bank Call Reports with the appropriate Governmental Entity and all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time and, to the fullest extent permitted by Applicable Legal Requirements, shall make available to the other Party copies of all such reports promptly after the same are filed. Each of

First Century and Summit shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to Applicable Legal Requirements relating to the exchange of information, with respect to all the information relating to such Party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties agrees to act reasonably and as promptly as reasonably practicable. Each Party agrees that to the extent practicable it shall consult with the other Party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party shall keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby.

Section 5.5.    Insurance. During the period from the date of this Agreement and continuing until the Effective Time, each of Summit and First Century shall, and shall cause their respective Subsidiaries to, except as otherwise provided in Section 5.1(p), (a) use their commercially reasonable efforts to maintain and keep in full force and effect all of their respective policies of insurance presently in effect, or replacements for such policies, including insurance of customer deposit accounts with the FDIC, and (b) take all requisite action (including the making of claims and the giving of notices) pursuant to their respective policies of insurance in order to preserve all rights thereunder with respect to all matters that could reasonably give rise to a claim prior to the Effective Time.

Section 5.6.    Termination of Data Processing Contracts. First Century shall use its best efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its current data processing contracts and contracts related to the provision of any other electronic banking services will, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by First Century and Summit. Such notice and actions by First Century will be in accordance with the terms of such contracts. For the avoidance of doubt, the use of “best efforts” by First Century as used in this Section 5.6 shall include the payment of any termination fees or liquidated damages required by the terms of the contracts referenced in this Section 5.6 upon the termination of such contracts, and any such fees or damages or other expenses shall be included in the calculation of Adjusted Shareholders’ Equity pursuant to Section 2.1(i) hereof as an already incurred or recognized expense for purposes of such calculation.

Section 5.7.    Audit of First Century Trust Business. After the date of this Agreement, First Century shall permit Summit or an independent third party engaged by Summit and reasonably acceptable to First Century to perform an audit of First Century’s and its Subsidiaries’ trust operations (the “Trust Audit”), which Trust Audit shall occur at the sole discretion of Summit upon ten (10) Business Days written notice and be at the sole expense of Summit.

Section 5.8.    No Control of Other Party’s Business. Nothing contained in this Agreement (including Section 5.3) shall give Summit, directly or indirectly, the right to control or direct the operations of First Century prior to the Effective Time or shall give First Century, directly or indirectly, the right to control or direct the operations of Summit. Prior to the Effective Time, (a) each of First Century and Summit shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, (b) First Century shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws and (c) First Century shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

Section 5.9.    Satisfaction of Closing Conditions. During the period from the date of this Agreement and continuing until the Effective Time, each of Summit and First Century shall, and shall cause their respective Subsidiaries to use their commercially reasonable efforts to cause to be delivered at the Closing all documents required by Article VII, as applicable.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1.    Preparation of Proxy Statement/Prospectus; Shareholders Meeting.

(a)    As promptly as reasonably practicable following the date hereof, Summit shall prepare a registration statement on Form S-4 (which shall include the proxy statement of First Century for the First Century Shareholder Meeting and the prospectus of Summit (such proxy statement/prospectus, and all amendments, supplements, annexes and exhibits thereto, the “Proxy Statement/Prospectus”)) to be filed by Summit with the SEC with respect to the issuance of the Summit Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Summit shall use its reasonable best efforts to have the Proxy Statement/Prospectus cleared by the staff of the SEC and to have the Form S-4 declared effective by order of the SEC as promptly as is reasonably practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated by this Agreement. First Century shall have the right to review and consult with Summit and Summit shall reasonably consider such information and any characterization of such information included in, the Proxy Statement/Prospectus prior to it being filed with the SEC. Summit shall, as promptly as reasonably practicable after receipt thereof, provide First Century with all written comments and advise First Century of all oral comments with respect to Form S-4 received from the staff of the SEC. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any proposed amendment or supplement to the Proxy Statement/Prospectus and Summit shall cooperate and provide First Century with a reasonable opportunity to review and comment on any proposed amendment or supplement to the Form S-4 (and give reasonable consideration to the comments from Summit) prior to filing such with the SEC, and Summit shall provide First Century with a copy of all such filings made with the SEC. Summit shall use commercially reasonable best efforts to take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, and all applicable foreign and state securities and “blue sky” laws in connection with the Merger, and the issuance of the Summit Common Stock in connection with the Merger and each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Summit shall advise First Century, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the filing of each supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of the Summit Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of or supplement to the Form S-4, SEC comments thereon, whether written or oral, and, in advance, Summit’s proposed responses thereto or SEC requests for additional information or materials, and each Party shall similarly advise and cooperate with the other with respect to the Proxy Statement/Prospectus. If at any time prior to the Effective Time any information relating to either of the Parties, or their respective affiliates, officers or directors, should be discovered by either Party that should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify and consult with the other Party hereto and, to the extent required by law, rules or regulations, shall cooperate with the other Party (including giving due consideration to the comments received from the other Party) to provide that an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of First Century.

(b)    First Century and the First Century Board shall (i) take all action in accordance with the federal securities laws, the laws of the State of West Virginia and the First Century Charter and bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “First Century Shareholder Meeting”) for the purpose of obtaining the Required First Century Vote within twenty (20) Business Days following the date the S-4 is declared effective under the Securities Act and (B) schedule the First Century Shareholder Meeting to take place on a date that is within forty five (45) days after the notice date; (ii) subject to the terms of Section 6.2, use its commercially reasonable best efforts to (x) cause the First Century Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Required First Century Vote; and (iii) subject to the terms of Section 6.2, include in the Proxy Statement/Prospectus and at all other times the recommendation that the First Century shareholders approve this Agreement and the Merger (the “First Century Board Recommendation”). First Century shall adjourn or postpone the First Century Shareholder Meeting as of the time for which such meeting is originally scheduled if there are insufficient shares of First Century Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting First Century has not received proxies representing a sufficient number of shares necessary to obtain the Required First Century Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the First Century Shareholder Meeting shall be convened and this Agreement shall be submitted to the shareholders of First Century at the First Century Shareholder Meeting, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby.

(c)    Information Supplied by First Century. First Century represents and warrants and agrees that none of the information supplied or to be supplied by First Century expressly for inclusion or incorporation by reference in (a) the Form S-4 shall, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the Proxy Statement/Prospectus shall, at the date of mailing to the shareholders of First Century and at the time of the First Century Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. First Century represents and warrants and agrees that the Proxy Statement/Prospectus shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by First Century with respect to statements made or incorporated by reference therein based on information expressly supplied by Summit for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

(d)    Information Supplied by Summit. Summit represents and warrants and agrees that None of the information supplied or to be supplied by Summit expressly for inclusion or incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus shall, at the date of mailing to shareholders of First Century and at the time of the First Century Shareholder

Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Summit represents and warrants and agrees that the Proxy Statement/Prospectus shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by Summit with respect to statements made or incorporated by reference therein based on information expressly supplied by First Century for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

Section 6.2.    Proposals.

(a)    First Century agrees that, except as expressly permitted by Section 6.2(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it shall not, and shall not authorize or permit its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors, and affiliates to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any Person relating to, any Acquisition Proposal; provided, however, that none of the foregoing shall prohibit First Century or its Subsidiaries officers, directors, agents, advisors, and affiliates from informing any Person of the provisions of this Section 6.2 or from contacting any Person (or such Person’s representatives) who has made, after the date of this Agreement, an Acquisition Proposal solely to request clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal. First Century shall immediately cease and cause to be terminated any activities discussions or negotiations conducted prior to the date of this Agreement with any Persons other than Summit with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal.

(b)    Notwithstanding anything to the contrary in Section 6.2(a), at any time from the date of this Agreement and prior to obtaining the Required First Century Vote, in the event First Century receives an unsolicited, or otherwise not in breach with this Section 6.2, Acquisition Proposal and the First Century Board (or any committee thereof) determines in good faith that such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, First Century may, and may permit its Subsidiaries and their respective officers, directors, agents, advisors, and affiliates to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to First Century with respect to confidentiality than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished First Century confidential information to the Person or Persons making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the First Century Board (or any committee thereof) determines in good faith (following consultation with counsel) that failure to take such actions would reasonably be expected to result in a violation of its fiduciary duties under applicable law.

(c)    The First Century Board shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Summit, the First Century Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Summit the First Century Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding anything to the contrary contained herein, the First Century Board (including any committee thereof) may, at any time prior to obtaining the Required First Century Vote, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the First Century Board (or the applicable committee thereof) determines in good faith (after consultation with counsel) constitutes a Superior Proposal; provided, however, that the First Century Board may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1, with respect to an Acquisition Proposal until it has given Summit at least four (4) Business Days, following Summit’s initial receipt of written notice that the First Century Board has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by Summit, the First Century Board determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.

(d)    First Century will promptly (and in any event within two (2) Business Days) advise Summit in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Summit apprised of any related material developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a reasonably current basis.

(e)    Nothing in this Agreement shall prohibit First Century or the First Century Board (or any committee thereof) from making any communication or disclosure to the First Century shareholders that the First Century Board (or applicable committee thereof) determines in good faith, after consultation with outside counsel, is required under applicable law.

Section 6.3.    Access to Information.

(a)    Upon reasonable notice, First Century shall (and shall cause its Subsidiaries to) afford to the representatives of Summit, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts and records and, during such period, First Century shall (and shall cause its Subsidiaries to) make available to Summit (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, federal or state banking laws or the rules and regulations of self-regulatory organizations (other than reports or documents that such Party is not permitted to disclose under Applicable Legal Requirements) and (ii) all other information concerning its business, properties and personnel as Summit may reasonably request. First Century nor any of its Subsidiaries shall be required to provide access to or to disclose neither information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements where reasonably permitted under Applicable Legal Requirements under circumstances in which the restrictions of the preceding sentence apply.

(b)    As soon as practicable after the end of each month, First Century will deliver to Summit in electronic form (i) the monthly deposit and loan trial balances of First Century Bank, (ii) the monthly analysis of First Century Bank’s investment portfolio, and (iii) the monthly balance sheet and income statement of First Century and its Subsidiaries.

(c)    The Parties shall hold any such information that is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the agreement, dated as of March 30, 2016, among First Century and Summit (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect until immediately following the Effective Time.

(d)    No such investigation by Summit shall affect the representations and warranties of any Party expressly made in this Agreement.

(e)    First Century shall permit, and shall cause its Subsidiaries to permit, Summit and/or an environmental consulting firm selected by Summit, at the sole expense of Summit, to conduct such phase I and/or phase II environmental audits, studies and tests on real property currently or formerly owned, leased or operated by First Century or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at Summit’s sole expense), Summit shall indemnify First Century and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.

(f)    First Century and First Century Bank shall provide board packages and notices of board meetings to the Chief Executive Officer of Summit simultaneously with their submission to First Century and First Century Bank board members, provided that information relating to First Century and First Century Bank that would or could reasonably be expected to violate applicable law, regulation or orders, decrees or determinations of a Governmental Entity (together, “First Century Board Confidential Matters”) may be excluded therefrom. First Century and First Century Bank shall promptly provide the Chief Executive Officer of Summit with copies of the minutes of all regular and special meetings of the board of directors of First Century and First Century Bank and minutes of all regular and special meetings of any board or senior management committee of First Century Bank held on or after the date of this Agreement (except First Century Board Confidential Matters).

Section 6.4.    Reasonable Best Efforts.

(a)    Each of First Century and Summit shall, and shall cause its respective Subsidiaries to, use all reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to consummate the Merger and the Bank Merger and make effective the other transactions contemplated hereby as promptly as reasonably practicable after the date hereof. Without limiting the generality of the foregoing, each Party shall, and shall cause its Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all Applicable Legal Requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and the Bank Merger and to consummate the Merger and the Bank Merger, and (ii) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party that is required to be obtained or made by such Party or any of its Subsidiaries pursuant to Applicable Legal Requirements or any contract or other obligation in connection with the Merger, the Bank Merger and the transactions contemplated by this Agreement; provided, however, that a Party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption shall result in a condition or restriction on such Party or on the Surviving Entity having an effect of the type referred to in Section 7.1(f). In furtherance and not in limitation of the Parties’ obligations under this Section 6.4, each of the Parties further agrees as follows:

(i)Within forty-five (45) days of the execution of this Agreement, each of First Century and Summit shall, and shall cause its Subsidiaries to, use all reasonable best efforts to prepare all necessary documentation and effect all necessary filings, applications, registrations, and notices in order to obtain the Requisite Regulatory Approvals.

(ii)First Century shall cooperate with Summit and shall furnish to Summit and Summit’s counsel all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, filing, notice, registrations, or any other statement or application made by or on behalf of any Party or its Subsidiaries to any Governmental Entity in connection with the Merger and Bank Merger. Summit shall have the right to review reasonably in advance all filings made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than with regard to information reasonably considered confidential by the providing Person). In addition, First Century shall furnish to Summit a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than any part of such filings reasonably considered confidential by First Century).

(b)    Each of First Century and Summit and their respective boards of directors shall, if any state Takeover Statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, use all reasonable best efforts to provide that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

Section 6.5.    Issuance of Summit Common Stock. The shares of Summit Common Stock to be issued by Summit to the shareholders of First Century pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

Section 6.6.    Stock Exchange Listing. Summit shall use all reasonable best efforts to cause the shares of Summit Common Stock to be issued in the Merger to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

Section 6.7.    Employee Benefit Plans and Employee Matters..

(a)    At or as soon as practicable following the Effective Time, (i) Summit shall provide employees of First Century with employee benefit plans substantially similar in the aggregate to those provided to similarly situated employees of Summit, (ii) Summit shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents, and (iii) to the extent permitted by Summit’s benefit plans, all First Century employees will receive credit for years of service with First Century and its predecessors prior to the Effective Time for purposes of eligibility and vesting but not for purposes of benefit accrual under Summit’s benefit plans, except this Section 6.7(a)(iii) will not apply to the Summit Financial Group, Inc. Employee Stock Ownership Plan and no prior service credit will be granted for any purpose under that plan.

(b)    Except for employees of First Century Bank with individual agreements that provide for payment of severance under certain circumstances (who will be paid severance only in accordance with such agreements and shall not have a right to employer-paid outplacement services), Summit agrees that (i) (A) each employee of First Century Bank who is a Vice President or more senior and who is involuntarily terminated by Summit or any of its Subsidiaries (other than for cause) on or within the time period set forth on First Century Disclosure Schedule 6.7(b), shall receive a severance payment equal to the amount set forth on First Century Disclosure Schedule 6.7(b) and (B) each employee of First Century Bank other than any employee for whom subsection (A) of this Section 6.7(b) applies and who is involuntarily terminated by Summit or any of its Subsidiaries (other than for cause) on or within the time period set forth on First Century Disclosure Schedule 6.7(b), shall receive a severance payment equal to the amount set forth on First Century Disclosure Schedule 6.7(b), but only if such employee does not have rights to a severance payment under an employment agreement, in which case no severance payment shall be made to such employee pursuant to this Section 6.7(b), and (ii) it will reimburse costs associated with reasonable outplacement services actually incurred no later than the date that is set forth on First Century Disclosure Schedule 6.7(b), so that after reimbursement, such services will be at no cost to the employee; provided that (A) documentation of such expenses is provided to Summit by the terminated employee and (B) such services are provided by an outplacement agency selected by Summit.

(c)    If requested by Summit not later than thirty (30) days before the Closing Date, First Century shall take such action as may be necessary to terminate its 401(k) plan and the First Century Profit Sharing Plan and Trust not later than immediately prior to the Closing Date, including accruing the estimated expense associated with terminating its 401(k) plan and the First Century Profit Sharing Plan and Trust. If requested or approved by Summit, First Century will file with the IRS an Application for Determination upon Termination with respect to the termination of such plans. Following the receipt of a favorable determination letter from the IRS relating to the termination of the 401(k) plan and the First Century Profit Sharing Plan and Trust, the assets of each plan shall be distributed to participants or rolled into Summit’s 401k/profit sharing plan, as permitted by such plan or applicable law. Notwithstanding the foregoing, the 401(k) plan trustee may make distributions to all non-continuing First Century employees before the receipt of a favorable determination letter. In the event a favorable ruling is not issued, First Century agrees that termination of the 401(k) plan shall not occur and the 401(k) plan shall not be merged with Summit’s 401(k) plan.

(d)    First Century agrees that its employee welfare benefit plans, as defined in ERISA § 3(1) (each, a “Welfare Plan”), may be, provided that their terms and conditions so allow, terminated, modified or merged into Summit’s Welfare Plans on or after the Closing Date, as determined by Summit in its sole discretion, subject to compliance with applicable law so long as any such action does not reduce any benefits already earned thereunder. If requested in writing by Summit not less than thirty (30) days before the Closing Date, First Century will take, and will cause First Century Bank to take, all action necessary to terminate any First Century Welfare Plan, effective no later than immediately before the Closing Date.

(e)    Not later than the next regularly scheduled meeting of the First Century Board following the execution of this Agreement, First Century shall adopt a Board of Directors’ resolution to terminate the First Century Bankshares, Inc. and Affiliates Employees’ Pension Plan (the “Defined Benefit Plan”) and to commence a “standard termination” thereof pursuant to Section 4041(b) of ERISA (29 U.S.C. § 1341(b)), including the adoption of any plan amendments necessary to effectuate such termination. Within thirty (30) days after such action, First Century shall notify participants and the Pension Benefit Guaranty Corporation (“PBGC”) of First Century’s intent to terminate the Defined Benefit Plan. First Century shall designate and defend a termination date that is as early as possible under ERISA and the regulations of the PBGC. Prior to the Closing Date, First Century shall either: (i) if the date of actual distribution is prior to the Closing Date, make any contributions to the Defined Benefit Plan necessary to pay all benefits under the Defined Benefit Plan (including the cost of purchasing annuities) determined as of the date of actual distribution or (ii) if the actual distribution date is not prior to the Closing Date, fund the Defined Benefit Plan to the level sufficient to purchase annuities for participants and beneficiaries who have not irrevocably waived payment of an annuity benefit and otherwise fund the termination liability thereof as estimated by a valuation reasonably acceptable to Summit, prior to the consummation of the Merger, and to complete those tasks that First Century is reasonably able to timely complete under Applicable Legal Requirements prior to Closing, respecting the termination of the Defined Benefit Plan in a standard termination. First Century shall provide the PBGC and participants and beneficiaries in the Defined Benefit Plan, and Summit, if such actual final distribution is not completed prior to the Closing Date, all information reasonably needed to complete the termination of the Defined Benefit Plan and otherwise reasonably cooperate with the PBGC in effecting the termination of the Defined Benefit Plan pursuant to Section 4041(b) of ERISA. First Century shall keep Summit reasonably informed of the progress of the termination proceedings and shall immediately notify Summit if PBGC notifies First Century that the termination of the Defined Benefit Plan does not meet the requirements for a standard termination or if the PBGC proposes a termination date later than the date proposed by First Century. First Century may file with the IRS an Application for Determination upon Termination with respect to the termination of the Defined Benefit Plan. If such a determination is not received by the Closing Date, Summit may elect whether to distribute assets to participants prior to receipt of such letter.

Section 6.8.    Section 16 Matters. Prior to the Effective Time, First Century and Summit shall each take all such steps as may be required to cause any acquisitions of Summit Common Stock (including derivative securities with respect to Summit Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act. First Century shall deliver to Summit the Section 16 Information reasonably in advance of the Effective Time, and the Summit Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b‑3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the First Century Insiders of Summit Common Stock in exchange for shares of First Century Common Stock pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by First Century to Summit prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt.

Section 6.9.    Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 8.2 hereof, and furthermore, with respect to First Century and its Subsidiaries, shall be incurred or recognized as an expense for purposes of the calculation of Adjusted Shareholders’ Equity pursuant to Section 2.1(i), and except that (a) if the Merger and the Bank Merger are consummated, the Surviving Entity shall pay, or cause to be paid, any and all property or transfer taxes imposed on either Party in connection with the Merger, and (b) the printing and mailing expenses incurred in connection with printing and mailing the Proxy Statement/Prospectus and the Form S-4 shall be shared equally by Summit and First Century.

Section 6.10.    Indemnification; Directors’ and Officers’ Insurance.

(a)    Following the Effective Date and for a period of four (4) years thereafter, Summit shall indemnify, defend and hold harmless the present directors, officers and employees of First Century and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that First Century is currently permitted or required to indemnify (and advance expenses to) its directors, officers and employees under the laws of the State of West Virginia, the First Century and its Subsidiaries respective articles, bylaws, similar constituent documents and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under West Virginia law, First Century and its Subsidiaries respective articles, bylaws, similar constituent documents and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to Summit) selected by Summit and reasonably acceptable to such officer or director.

(b)    Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Summit thereof; provided that the failure so to notify shall not affect the obligations of Summit under Section 6.10(a) unless and to the extent that Summit is actually prejudiced as a result of such failure.

(c)    For a period of four (4) years from the Effective Time, Summit shall use its reasonable best efforts to maintain director’s and officer’s liability insurance (determined as of the Effective Time) with respect to claims against present and former directors and officers of First Century and its Subsidiaries arising from facts or events that occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by First Century and its Subsidiaries; provided, that in no event shall Summit be required to expend, on an annual basis, more than 150% of the current amount expended by First Century or its Subsidiaries (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; and provided, further, that if Summit is unable to maintain or obtain the insurance called for by this Section 6.10(c), Summit shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that officers and directors of First Century or its Subsidiaries may be required to make application and provide customary representations and warranties to Summit’s insurance carrier for the purpose of obtaining such insurance.

(d)    If Summit or its Subsidiaries or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Summit or its Subsidiaries shall assume the obligations set forth in this Section 6.10.

(e)    The provisions of this Section 6.10 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Section 6.11.    Public Announcements. Except to the extent required by Applicable Legal Requirements or the requirements of any listing agreement with or rules or regulations of Nasdaq, Summit and First Century shall use reasonable best efforts (a) to develop a joint communications plan, and (b) to provide that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the Bank Merger Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent required by Applicable Legal Requirements or the requirements of any listing agreement with or rules of Nasdaq or to the extent disclosed in or consistent with the Proxy Statement/Prospectus in accordance with the provisions of Section 6.1, no Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything in this Section 6.11 to the contrary, First Century or Summit may make any disclosure or communication pursuant to Section 6.2 without complying with the provisions of this Section 6.11.

Section 6.12.    Tax Matters. First Century and Summit each shall not, and shall not permit any of their Subsidiaries to, take or cause to be taken any action, whether before or after the Effective Time or the Effective Time, as the case may be, which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code and (b) First Century and Summit each agree to file all tax returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.13.    Untrue Representations. Each Party shall promptly notify the other Party in writing if such notifying Party becomes aware of any fact or condition that makes untrue, or shows to have been untrue, any schedule or any other information furnished to the other Party or any representation or warranty made in or pursuant to this Agreement or that results in the notifying Party’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 6.14.    Litigation and Claims.

(a)    First Century shall promptly notify Summit in writing of any threatened or commenced litigation, or of any claim, controversy or contingent liability that might reasonably be expected to be asserted or become the subject of litigation, against First Century or affecting any of its properties, Subsidiaries or affiliates and First Century shall promptly notify Summit of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of First Century, threatened against First Century that questions or might question the validity of this Agreement or the transactions contemplated hereby, or any actions taken or to be taken by First Century pursuant hereto or seeks to enjoin, materially delay or otherwise restrain the consummation of the transactions contemplated hereby or thereby.

(b)    Summit shall promptly notify First Century in writing of any threatened or commenced litigation, or of any claim, controversy or contingent liability that might reasonably be expected to be asserted or become the subject of litigation, against Summit or affecting any of its properties, Subsidiaries or affiliates and Summit shall promptly notify First Century of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of

Summit, threatened against Summit that questions or might question the validity of this Agreement or the transactions contemplated hereby, or any actions taken or to be taken by Summit pursuant hereto or seeks to enjoin, materially delay or otherwise restrain the consummation of the transactions contemplated hereby or thereby.

(c)    First Century shall give Summit the opportunity to participate in the defense or settlement of any shareholder litigation against First Century or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. First Century may not enter into any settlement agreement in respect of any shareholder litigation against First Century or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement without Summit’s prior written consent (such consent not to be unreasonably withheld or delayed). For purposes of this Section 6.14, “participate” means that Summit will be kept apprised of the proposed strategy and other significant decisions with respect to the litigation by First Century (to the extent the attorney-client privilege, work product or other similar privilege between the litigating party and its counsel is not undermined or otherwise affected), and Summit may offer comments or suggestions with respect to the litigation but will not be afforded any decision-making power or other authority over the litigation except for the settlement consent set forth above.

Section 6.15.    Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each Party shall take all such necessary action, including the execution of all necessary and desirable agreements, certificates, instruments and documents.

Section 6.16.    Support Agreements. Simultaneously with the execution of this Agreement, each of the directors of First Century shall enter into a Director Support Agreement with Summit (each a “Director Support Agreement”). The form of the Director Support Agreement is attached as Exhibit B hereto.

Section 6.17.    Disclosure Schedules. If applicable, at least ten (10) days prior to the Closing, each Party agrees to provide the other Party with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 6.18.    Change of Method. Summit, with the written consent of First Century, which shall not be unreasonably withheld, shall be entitled to, at any time prior to the Closing Date, to change the method or structure of effecting the combination of Summit and First Century (including the provisions of Article I) and the Bank Merger, if and to the extent that Summit deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change in any way the type or amount of the Merger Consideration, (ii) adversely affect the Tax treatment of First Century shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of First Century or Summit pursuant to this Agreement or (iv) materially impede or delay the consummation of the Transaction contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both Parties in accordance with Section 8.3.

Section 6.19    Director on Board of Summit and the Surviving Bank. Prior to the Effective Time, Summit shall take all appropriate action so that as of the Effective Time the number of directors constituting the Summit Board and board of directors of Summit Community Bank shall be increased by one and an Eligible First Century Director shall be appointed as a director of Summit and Summit Community Bank. “Eligible First Century Director” means a Person who is an active member of the First Century Board as of the date of this Agreement through the Effective Time, with personal connections to the local civic and business community, who meets any qualifications under Summit’s and Summit Community Bank’s Charter Documents and their respective board policies, copies of which have been previously provided to First Century, and Applicable Law. Provided that such Eligible First Century Director continues to meet the standards for directors of Summit and Summit Community Bank, such Eligible First Century Director will be nominated for reelection to the board of directors of each of Summit and Summit Community Bank at the respective next annual shareholder meeting of Summit and Summit Community Bank immediately following the Effective Time, and Summit’s proxy materials with respect to such annual meetings shall include the recommendation of the board of directors of Summit that its shareholders vote to reelect such director to the same extent as recommendations are made with respect to other directors on the Summit Board.

Section 6.20.    Tax Sharing/Allocation Agreements. All tax-sharing, tax allocation or similar agreements with respect to or involving First Century or any First Century Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, First Century and the First Century Subsidiaries shall not be bound thereby or have any liability thereunder.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1.    Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each Party to effect the Merger shall be subject to the satisfaction of the following conditions at or prior to the Closing and the continued satisfaction thereof through the Effective Time:

(a)    Shareholder Approval. First Century shall have obtained the Required First Century Vote.

(b)    Stock Exchange Listing. The shares of Summit Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

(c)    Other Approvals. Other than the filings provided for by Section 1.2, (i) all authorizations, consents, orders or approvals of, or declarations, notices, filings or registrations with, and all expirations and terminations of waiting periods required from, any Governmental Entity that are necessary to obtain the Requisite Regulatory Approvals shall have been obtained, been made, occurred or been filed, and all such authorizations, consents, orders, approvals, declarations, filings or registrations shall be in full force and effect, and (ii) any other consents or approvals from any Governmental Entity or other third party relating to the Merger, the Bank Merger or any of the other transactions provided for in this Agreement, except in the case of clause (ii) for those the failure of which to be obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Surviving Entity, Summit Community Bank, or Summit, shall have been obtained, and all such consents or approvals shall be in full force and effect.

(d)    Form S‑4. The Form S‑4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e)    No Injunctions or Restraints; Illegality. No restraining order, injunction, writ, decree or other order issued by any court of competent jurisdiction preventing, enjoining or restraining the consummation of the Merger, the Bank Merger, or any of the transactions contemplated by this Agreement or the Bank Merger Agreement shall be in effect (an “Injunction”) and no action brought by a Governmental Entity with respect to such an Injunction shall be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, in effect or enforced by any Governmental Entity that makes the consummation of the Merger illegal.

(f)    Absence of Material Adverse Effect. No Requisite Regulatory Approval shall have been granted subject to any condition or conditions that, and there shall not have been any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger or Bank Merger by any Governmental Entity of competent jurisdiction that, in connection with the grant of a Requisite Regulatory Approval or otherwise, (i) requires any of the Parties to pay any amounts that would be material to any of the Parties or to divest any banking office, line of business or operations or to increase its regulatory capital, or (ii) imposes any condition, requirement or restriction upon Summit or its Subsidiaries, that, in the case of clause (i) or (ii), would, individually or in the aggregate, reasonably be expected to create a burdensome condition on Summit or its Subsidiaries.

Section 7.2.    Conditions to Obligation of Summit. The obligation of Summit to effect the Merger is subject to the satisfaction of the following conditions unless waived by Summit:

(a)    Representations and Warranties. The representations and warranties of First Century shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date; provided, that no representation and warranty of First Century shall be deemed to be untrue or incorrect as of the Closing Date as a consequence of either (i) events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of First Century or any of its Subsidiaries or (ii) action taken by a Governmental Entity after the date hereof (whether with or without the consent of First Century or any of its Subsidiaries), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on First Century or any of its Subsidiaries. Notwithstanding the foregoing, as of the Closing Date, the number of issued and outstanding shares of First Century Common Stock shall not exceed 1,903,120.32 and Section 3.2(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b)    Performance of Obligations. First Century shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Summit shall have received a certificate signed on behalf of First Century by the chief executive officer and by the chief financial officer of First Century to such effect.

(c)    Officers’ Certificate. First Century shall have provided Summit with a certificate duly executed by the chief executive officer and the chief financial officer of First Century certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)    Reorganization Tax Opinion. Summit shall have received the opinion of Hunton & Williams LLP, counsel to Summit, dated the Closing Date, to the effect that the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Summit shall be entitled to rely upon customary assumptions and representations provided by Summit and First Century.

(e)    Dissenting Shares. Dissenting Shares shall be less than 10.0% of the issued and outstanding First Century Common Stock.

(f)    Employment Agreements. First Century shall have used commercially reasonable efforts to ensure that Frank W. Wilkinson and J. Ronald Hypes have entered into employment agreements with Summit on terms and conditions set forth on Summit Disclosure Schedule 7.2(f) and reasonably acceptable to Summit to become effective upon the occurrence of the Merger and that any fees or damages or other expenses arising from any change-in-control or similar provisions in employment agreements due and payable as a result of the transactions contemplated herein have been paid if due and payable on or before the Effective Time, to the extent that such payments have not been waived in writing by the individual entitled to received such payments.

(g)    Allowance for Loan and Lease Losses. As of the Closing Date, the ALLL for First Century Bank’s general loan portfolio shall not be less than $2,254,000; provided, that for the avoidance of doubt, any specific reserves shall be excluded from the determination of ALLL as of the Closing Date, in all cases consistent with RAP.

(h)    Voting Agreement. Simultaneously with the execution of this Agreement, Summit having received from each of the individuals set forth on Summit Disclosure Schedule 7.2(h), the Voting Agreement in the form of Exhibit C attached hereto.

(i)    Director Support Agreement. Simultaneously with the execution of this Agreement, Summit having received from each of the directors of First Century, a Director Support Agreement in the form of Exhibit B attached hereto.

Section 7.3.    Conditions to Obligation of First Century. The obligation of First Century to effect the Merger is subject to the satisfaction of the following conditions unless waived by First Century:

(a)    Representations and Warranties. The representations and warranties of Summit shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date; provided, that no representation or warranty of Summit shall be deemed to be untrue or incorrect as of the Closing Date as a consequence of either (i) events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Summit or any of its Subsidiaries or (ii) action taken by a Governmental Entity after the date hereof (whether with or without the consent of Summit or any of its Subsidiaries), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Summit or its Subsidiaries.

(b)    Performance of Obligations. Summit shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and First Century shall have received a certificate signed on behalf of Summit by the chief executive officer and by the chief financial officer of Summit to such effect.

(c)    Officers’ Certificate. Summit shall have provided First Century with a certificate duly executed by the chief executive officer and the chief financial officer of Summit certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)    Reorganization Tax Opinion. First Century shall have received the opinion of Bowles Rice LLP, counsel to First Century, dated the Closing Date, to the effect that the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to First Century shall be entitled to rely upon customary assumptions and representations provided by Summit and First Century.

(e)    Employment Agreements. Summit shall have offered Employment Agreements to Frank W. Wilkinson and J. Ronald Hypes on terms and conditions as set forth in Summit Disclosure Schedule 7.2(f).

ARTICLE VIII
TERMINATION AND AMENDMENT

Section 8.1.    Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating Party or Parties, whether before or after receipt of the Required First Century Vote:

(a)    by mutual consent of Summit and First Century in a written instrument;

(b)    by either Summit or First Century, upon written notice to the other Party, if (i) a Governmental Entity from which a Requisite Regulatory Approval is required has denied approval of the Merger or the Bank Merger and such denial has become final and non-appealable or (ii) any Governmental Entity shall have issued an order, writ, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, writ, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to comply with Section 6.3 or any other provision of this Agreement primarily shall have resulted in, or materially contributed to, such action;

(c)    by either Summit or First Century, upon written notice to the other Party, if the Merger shall not have been consummated on or before March 31, 2017;

(d)    by Summit, upon written notice to First Century, if any application for Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity from which a Requisite Regulatory Approval is required or if any such application is approved with commitments, conditions or understandings, whether contained in an approval letter or otherwise, which, imposes a burdensome condition on Summit or its Subsidiaries, as applicable;

(e)    by either Summit or First Century, upon written notice to the other Party, if there shall have been a material breach by the other Party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other Party, which material breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 7.2(a), Section 7.2(b), Section 7.3(a) or Section 7.3(b), as the case may be, and which material breach has not been cured within thirty (30) days following written notice thereof to the breaching Party or, by its nature, cannot be cured within such time period;

(f)    by either Summit or First Century, upon written notice to the other Party, if a vote shall have been taken at the duly convened First Century Shareholder Meeting, and the Required First Century Vote shall not have been obtained;

(g)    by Summit, upon written notice to First Century, if, since the date of this Agreement, there shall have occurred a Material Adverse Effect with respect to First Century;

(h)    by First Century, upon written notice to Summit, if, since the date of this Agreement, there shall have occurred a Material Adverse Effect with respect to Summit;

(i)    by First Century if it enters into a First Century Acquisition Agreement not in violation of Section 6.2;

(j)    by Summit, upon written notice to First Century, if (i) the First Century Board at any time effects a Change in Recommendation or fails to include the First Century Board Recommendation in the Proxy Statement/Prospectus; (ii) First Century enters into a First Century Acquisition Agreement not in violation of Section 6.2; or (iii) First Century intentionally or materially breaches Section 6.1(b) or Section 6.2 hereof; and concurrently with such termination contemplated in (i)-(iii) First Century shall pay the First Century Termination Fee to Summit by wire transfer of immediately available funds as provided in Section 8.2(b); and

For purposes of the following Section 8.1(k), the following terms shall have the meanings indicated:
“Final Summit Price” shall mean the Average VWAP of the Summit Common Stock over the twenty (20) consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.
“Initial Summit Price” shall mean the Average VWAP of the Summit Common Stock over the twenty (20) consecutive Trading Days ending on the last Trading Day immediately preceding the date of this Agreement.
“Average VWAP” means the average of the VWAP for each Trading Day in the relevant period.
“Determination Date” shall mean the fifth (5th) calendar day immediately prior to the Effective Time, or if such calendar day is not a Trading Day, then the Trading Day immediately preceding such calendar day.
“Final Index Value” shall mean the average of the Index Values for the twenty (20) consecutive trading days ending on the Trading Day prior to the Determination Date.
“Index Group” shall mean the NASDAQ Bank Index (IBIX), excluding banks that announce a transaction after the date of this Agreement and prior to the Determination Date.
“Index Ratio” means the number obtained by dividing the Final Index Value by the Initial Index Value.
“Index Value” shall mean the closing value of the Index Group on any applicable date.

“Initial Index Value” shall mean the average of the Index Values for the twenty (20) consecutive Trading Days ending on the last Trading Day immediately preceding the date of this Agreement.
“Summit Ratio” shall mean the number obtained by dividing the Final Summit Price by the Initial Summit Price.
“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).
“VWAP” means, on any Trading Day, the volume weighted average price per share of Summit Common Stock.
(k)    By First Century, if both of the following conditions are satisfied:

(a)    the Summit Ratio is less than 0.85, and
(b)    the difference between: (i) the Index Ratio less (ii) the Summit Ratio is greater than 0.15, subject, however, to the following three sentences. First Century may elect to terminate this Agreement under this Section 8.1(k) but only within two (2) calendar days after the Determination Date. If First Century elects to exercise its termination right pursuant to this Section 8.1(k), it shall give written notice to Summit (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period). During the two-day period commencing with its receipt of such notice, Summit shall have the option to increase the Per Share Stock Consideration by adjusting the Per Share Stock Consideration (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Initial Summit Price, 0.85 and the Per Share Stock Consideration by (B) the Final Summit Price or (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Per Share Stock Consideration by (B) the Summit Ratio. If Summit so elects within such two-day period, it shall give prompt written notice to First Century of such election and the amount of the increase in the Per Share Stock Consideration computed with reference to the Final Summit Price, whereupon no termination shall have occurred pursuant to this Section 8.1(k) and this Agreement shall remain in effect in accordance with its terms (except as the payment of such shares of Summit Common Stock to holders of First Century Common Stock).
Section 8.2.    Effect of Termination.

(a)    In the event of termination of this Agreement by either First Century or Summit as provided in Section 8.1, this Agreement shall, to the fullest extent permitted by Applicable Legal Requirements, forthwith become void and of no effect and there shall be no liability or obligation on the part of First Century or Summit or their respective officers or directors, except with respect to Section 3.32, Section 4.14, Section 6.9, this Section 8.2 and Article IX, which shall survive such termination and except that no Party shall be relieved or released from any liabilities or damages arising out of its own fraud or willful and material breach of this Agreement.

(b)    First Century shall pay Summit, by wire transfer of immediately available funds the sum of $1,300,000 (the “First Century Termination Fee”) if this Agreement is terminated (i) by Summit pursuant to Section 8.1(j) or (ii) by First Century pursuant to Section 8.1(i), within one (1) Business Day of such termination.

(c)    If this Agreement is terminated by First Century pursuant to Sections 8.1(c), 8.1(e) or 8.1(h), Summit shall pay First Century within one (1) Business Day of such termination, by wire transfer of immediately available funds the sum of the total amount expended by First Century to any Persons in connection with the terms set forth in Section 6.7(e), but, excluding any insurance costs and the cost of annuities incurred by First Century with respect to the termination of the Defined Benefit Plan.

Section 8.3.    Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time prior to the Effective Time, but, after any such approval, no amendment shall be made that by law requires further approval by shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.4.    Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any breaches in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1.    Definitions. Except as otherwise provided herein, the terms set forth in this Agreement shall have the meanings given to such terms in the applicable sections of this Agreement and the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving First Century or any of its Subsidiaries or any proposal or offer to acquire equity interests representing 15.0% or more of the voting power of, or at least 10.0% of the assets or deposits of, First Century or any of its Subsidiaries, other than the transactions contemplated by this Agreement.
“Applicable Legal Requirements” means any federal, state, foreign or local law, statute, ordinance, rule, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, common law standards, administrative, judicial or arbitration decision and any other executive, legislative, regulatory or administrative proclamation or other requirement of any Governmental Entity applicable, in the case of any Person, to such Person or its properties, assets, officers, directors, employees or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of such Person). For the avoidance of doubt, “Applicable Legal Requirements” shall include any rules, regulations or listing requirements of any stock exchange on which shares of a Person’s common stock are listed or included for trading.
“Business Day” means any day, other than Saturday, Sunday or a federal or state holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.
“Constituent Corporations” means each of Merger Sub and First Century.
“Effective Date” means the date on which the Effective Time occurs.
“Environmental Laws” means the common law and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health or safety or the environment, including laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.
“First Century Acquisition Agreement” means a definitive agreement providing for an alternative transaction with respect to First Century pursuant to Section 6.2 of the Agreement other than the Transactions contemplated hereunder with Summit.
“First Century Charter” means the Articles of Incorporation First Century as on file with the Secretary of State of the State of West Virginia.
“First Century Insiders” means those officers and directors of First Century who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.
“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization.
“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, crude oil or any fraction thereof or any petroleum product, but does not include normal quantities of any chemical used in the ordinary course of business as office or cleaning supplies.
“IRS” means the United States Internal Revenue Service.
“Loans” means loans, extensions of credit (including guaranties), commitments to extend credit and other similar assets, including leases intended as financing arrangements, in each case required to be reflected in the financial statements of a Person or its Subsidiaries pursuant to applicable regulatory or accounting principles, including GAAP.
“material” means, with respect to any event, change, fact or state of facts, violation or effect involving a Person, an event, change, fact or state of facts, violation or effect that is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such Person and its Subsidiaries taken as a whole or the ability of any of the Parties to complete the Merger and the other transactions provided for in this Agreement.

“Material Adverse Effect” means, with respect to any Party, any material adverse effect on, or any change, event, effect, development, occurrence or state of facts that, individually or in the aggregate, has had a material adverse effect on, the business, condition (financial or otherwise), properties, assets, liabilities or results of operations of such Party and its Subsidiaries, taken as a whole; on the ability of such Person to perform its obligations hereunder or under the Bank Merger Agreement on a timely basis; or on the ability of such Party to consummate the Merger or the Bank Merger as contemplated hereby; (i) any litigation or regulatory developments that would cause the representations and warranties set forth herein to be untrue or incorrect, (ii) a reduction in the loan portfolio of the First Century by 15% or greater from the date of this Agreement to the Closing Date (excluding any reductions arising out of prepayments made with respect to any loans participated to First Century by Summit for which Summit is the lead bank), (iii) a reduction in the total assets of the First Century by 15% or greater from the date of this Agreement to the Closing Date, (iv) a reduction in the total deposits of the First Century by 15% or greater from the date of this Agreement to the Closing Date, or (v) a reduction in the investment portfolio of the First Century by 15% or greater from the date of this Agreement to the Closing Date; provided, however, that solely for purposes of the foregoing clause (i) of this definition of “Material Adverse Effect” none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a “Material Adverse Effect”: any change or event occurring after the date of this Agreement that is caused by or results from (a) changes in prevailing interest rates, currency exchange rates, credit or United States capital markets conditions, or other financial, economic, monetary or political conditions in the United States or elsewhere, (b) changes in United States or foreign securities markets, including changes in price levels or trading volumes, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated West Virginia domiciled chartered banks operating in West Virginia, (c) changes or events affecting the financial services industry generally, unless such changes or events have a materially disproportionate adverse effect on such Party relative to similarly situated West Virginia domiciled chartered banks operating in West Virginia, (d) changes in GAAP or RAP applicable to banks and their holding companies generally, (e) actions or omissions of Summit or First Century required by the terms of this Agreement taken with the prior written consent of the other or required hereunder, (f) any outbreak of major hostilities in which the United States is involved or any act of terrorism or civil insurrection within the United States or directed against its facilities or citizens wherever located, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated West Virginia domiciled banks, (g) the announcement of this Agreement, the Bank Merger Agreement, the Merger, the Bank Merger and the other transactions contemplated by this Agreement or the Bank Merger Agreement, including any shareholder litigation relating to the Merger and the other transactions contemplated by this Agreement, (h) a decline in the price of the Summit Common Stock on Nasdaq (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)‑(g) of this definition), or (i) any failure by the Person to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the underlying facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i)‑(v) of this definition).
“Nasdaq” means the Nasdaq Global Select Market or The Nasdaq Stock Market, Inc., as applicable.
“Permitted Liens” with respect to any Person, means (a) liens for current taxes and assessments not yet delinquent or as to which such Person is diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both if the payment of which adequate reserves for the payment of such taxes and assessments have been established on the books of such Persons in accordance with GAAP and RAP; (b) liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions for sums not yet past due, to the extent reflected on such Person’s books, or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves for the payment of such liens have been established on the books of such Person in accordance with GAAP and RAP, or the defense of which has been accepted by a title insurer, bonding company, other surety or other Person; (c) any recorded lien (other than for funded indebtedness) relating to any leased premises that shall not have a Material Adverse Effect on such Person and which does not materially impair the use of such property or the merchantability or the value of such property or interest therein; (d) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (e) liens encumbering the interest of the landlord under any real property lease the existence of which does not result in a default by landlord under such real property lease or materially interfere with the use of the related leased premises in the manner it is currently operated; (f) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (g) liens on assets of Subsidiaries of such Person that are banks incurred in the ordinary course of their banking business, including liens on risk assets given to secure deposits and other liabilities of such Subsidiaries arising in the ordinary course of business (including those given to secure borrowings, advances, or discount window availability from any private or governmental banking entity or any clearinghouse); and (h) pledges of securities to secure fed funds borrowings from other banks.
“Person” means any individual, corporation, partnership, limited liability company, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, person (as defined in Section 13(d)(3) of the Exchange Act), Governmental Entity or other entity.
“Properties” includes all real property owned or leased, including, but not limited to, properties that have been foreclosed on as well as their respective premises and all improvements and fixtures thereon.
“Requisite Regulatory Approvals” means all regulatory approvals required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger and the expiration or termination of all applicable waiting periods.
“SEC” means the United States Securities and Exchange Commission.
“Section 16 Information” means information accurate in all material respects regarding the First Century Insiders, the number of shares of First Century Common Stock held by each such First Century Insider and the number and description of the First Century Stock Options held by each such First Century Insider.
“Shareholders’ Equity” means the total shareholders equity presented on First Century’s balance sheet as of a given date as calculated according to GAAP.
“Subsidiary” means, when used with respect to any Party, any corporation, business trust or other organization, whether incorporated or unincorporated, (a) of which such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

“Summit Charter” means the Articles of Incorporation of Summit as on file with the Secretary of State of the State of West Virginia.
“Superior Proposal” means a written Acquisition Proposal that the First Century Board (or any committee thereof) concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger (a) after consulting with its financial advisors (who shall be a nationally recognized investment banking firm), (b) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (c) after taking into account all legal (following consultation with outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “20% or more” and “at least 20.0%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.
“Voting Debt” means all bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote.
Section 9.2.    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.3.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

(a)    if to Summit, to:
Summit Financial Group, Inc.
300 N Main Street
Moorefield, West Virginia 26836
Attention:    H. Charles Maddy, III
President and Chief Executive Officer
Facsimile:    304-530-6861

with a copy (which shall not constitute notice) to:
Hunton & Williams LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attention:     Peter G. Weinstock, Esq.
Facsimile:    214-740-7182

and

(b)    if to First Century, to:
First Century Bankshares, Inc.
500 Federal Street
Bluefield, West Virginia 24701
Attention:    Frank W. Wilkinson
President and Chief Executive Officer
Facsimile:    304-325-9735

with copies (which shall not constitute notice) to:
Bowles Rice
600 Quarrier Street
Charleston, West Virginia 25301
Attention:    Sandra M. Murphy, Esq.
Facsimile:    304-343-3058

Section 9.4.    Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available or access has been provided to a virtual data room containing such information. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrases “known” or “knowledge” mean, with respect to First Century, the actual knowledge of Frank W. Wilkinson, J. Ronald Hypes, Randall D. Price, and Cynthia Higgins and with respect to Summit, the actual knowledge of its executive officers. When a reference is made in this Agreement to “shareholder” or “shareholders,” such terms shall be interchangeable with “stockholder” or “stockholders” as it relates to Summit and First Century or is applicable under West Virginia law. Each Party has been represented and advised by independent counsel of its choice in connection with the execution of this Agreement and has cooperated in the drafting and preparation of this Agreement and the documents delivered in connection herewith. Accordingly, any Applicable Legal Requirement that would require interpretation of this Agreement or any document delivered in connection herewith, including any ambiguous, vague or conflicting term herein or therein, against the drafter should not apply and is expressly waived.

Section 9.5.    Counterparts. This Agreement may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

Section 9.6.    Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Exhibits and Schedules to this Agreement, the Confidentiality Agreement and the Bank Merger Agreement) constitutes the entire agreement of the Parties and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been relied upon or made by any of the Parties. Except as provided in Section 6.10, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any breaches in such representations and warranties are subject to waiver by the Parties in accordance with the terms of this Agreement without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any employee benefit plan of First Century, Summit or any of their respective Subsidiaries or any other benefit plan, program, agreement or arrangement maintained or sponsored by either of them, (ii) alter or limit the ability of First Century, Summit, the Surviving Entity or any of their respective Subsidiaries to amend, modify or terminate any employee benefit plan maintained by any of them, (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with First Century, Summit or the Surviving Entity or any of their Subsidiaries, or constitute or create an employment agreement with or for any individual, or (iv) alter or limit the ability of First Century, Summit or the Surviving Entity or any of their Subsidiaries to make necessary or appropriate changes to their respective businesses in response to changed circumstances, unforeseen events or the like. The disclosure in any correspondingly identified subsection of the Schedules delivered by First Century or Summit, as applicable, shall qualify (i) the corresponding subsection of this Agreement and (ii) the other Sections or subsections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections or subsections. The Summit SEC Documents shall qualify the representations and warranties in Article IV only to the extent it is reasonably apparent from a reading of such disclosure that it qualifies or applies to such representation or warranty. The inclusion of any information in the Summit SEC Documents, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, constitutes or has resulted in or would reasonably be expected to result in a Material Adverse Effect or is outside the ordinary course of business.

Section 9.7.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 9.8.    Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall, to the fullest extent permitted by Applicable Legal Requirements, be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.9.    Governing Law; Submission to Jurisdiction.

(a)    This Agreement and the transactions contemplated hereby, and all disputes between the Parties under or related to this Agreement or the facts and circumstances leading to its execution or performance, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal laws of the State of West Virginia, without reference to the conflict of laws principles thereof.

(b)    Each of the Parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of West Virginia, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such action, suit or proceeding must be brought, heard and determined exclusively in any federal or state court located in the State of West Virginia, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any action, suit or proceeding against the other Party or its Affiliates arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance in any other courts, and (v) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought. Each of the Parties agrees to waive any bond, surety or other security that might be required of any other Party with respect to any such action, suit or proceeding, including any appeal thereof.

(c)    Each of the Parties agrees that service of any process, summons, notice or document in accordance with Section 9.3 shall be effective service of process for any action, suit or proceeding brought against it by the other Party in connection with Section 9.9(b), provided that nothing contained herein shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law.

Section 9.10.    Enforcement. The Parties agree that irreparable injury, for which damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief, without the necessity of proving actual monetary loss or posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 9.9, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY

JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

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IN WITNESS WHEREOF, Summit and First Century have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

SUMMIT FINANCIAL GROUP, INC.

By: /s/ H. Charles Maddy, III
H. Charles Maddy, III
President and Chief Executive Officer

FIRST CENTURY BANKSHARES, INC.

By: /s/ Frank W. Wilkinson
Frank W. Wilkinson
President and Chief Executive Officer

EXHIBIT A
FORM OF BANK AGREEMENT AND PLAN OF MERGER
THIS BANK AGREEMENT AND PLAN OF MERGER (this “Bank Merger Agreement”), is made as of [_____________________], between Summit Community Bank, Inc. a West Virginia banking corporation (“Summit Community Bank”), and First Century Bank, Inc., a West Virginia banking corporation (“First Century Bank”).
W I T N E S S E T H:
WHEREAS, Summit Financial Group, Inc. (“Summit”), a West Virginia corporation, registered bank holding company, and sole shareholder of Summit Community Bank, and First Century Bankshares, Inc. (“First Century”), a West Virginia corporation, registered banking holding company, and sole shareholder of First Century Bank, have entered into that certain Agreement and Plan of Merger, dated June 1, 2016 (the “Agreement”), providing for the merger of First Century with and into FCB Merger Sub LLC, a West Virginia limited liability company (“Merger Sub”) (the “Merger”), with Merger Sub as the surviving entity in the Merger;
WHEREAS, immediately following the Merger and as part of the same overall transaction, Merger Sub will be liquidated (the “Liquidation”) so that Summit Community Bank will own all of the outstanding shares of First Century Bank;
WHEREAS, immediately following the Liquidation and as part of the same overall transaction, First Century Bank will be merged with and into Summit Community Bank, with Summit Community Bank surviving (the “Bank Merger”);
WHEREAS, Summit Community Bank is a West Virginia banking corporation duly organized and existing under the laws of the State of West Virginia, having its main office in Moorefield, West Virginia, with authorized capital stock consisting of 20,000,000 shares of common stock, par value $1.00 per share (the “Summit Community Bank Stock”), all of which are issued outstanding;
WHEREAS, First Century Bank is a West Virginia banking corporation, duly organized and existing under the laws of the State of West Virginia, having its main office in Bluefield, West Virginia, with authorized capital stock consisting of 4,500,000 shares of common stock, par value $22.50 per share (the “First Century Bank Stock”), all of which are issued and outstanding;
WHEREAS, a majority of the Boards of Directors of each of Summit Community Bank and First Century Bank, in accordance with the provisions of Article 4, Chapter 31A of the State Banking Code of West Virginia (the “State Banking Code”) and Section 31D-11-1104 of the West Virginia Business Corporations Act (the “WVBCA”), have approved this Bank Merger Agreement pursuant to which the Bank Merger will occur and have authorized the execution hereof; and
WHEREAS, as and when required by the provisions of this Bank Merger Agreement, all such action as may be necessary or appropriate is to be taken by Summit Community Bank and First Century Bank in order to consummate the Bank Merger.
NOW, THEREFORE, in consideration of the foregoing premises, Summit Community Bank and First Century Bank hereby agree that First Century Bank is to be merged with and into Summit Community Bank on the following terms and conditions:

1.Merger of First Century Bank and Summit Community Bank. At the Effective Time (as defined in Section 11 of this Bank Merger Agreement), First Century Bank will be merged with and into Summit Community Bank pursuant to Sections 31D-11-1102 and 1104 of the WVBCA.

2.Effects of the Bank Merger. The Bank Merger will have the effects set forth in Section 31D-11-1107 of the WVBCA. At the Effective Time, Summit Community Bank will continue as the bank resulting from the Bank Merger (the “Resulting Bank”), and the separate corporate existence of First Century Bank will cease. At the Effective Time, all rights, title and interests to all real estate and other property owned by each of First Century Bank and Summit Community Bank will be allocated to and vested in the Resulting Bank without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon. At the Effective Time, all liabilities and obligations of First Century Bank and Summit Community Bank will be allocated to the Resulting Bank, and the Resulting Bank will be the primary obligor therefor and no other party to the Bank Merger will be liable therefor. At the Effective Time, a proceeding pending by or against either First Century Bank or Summit Community Bank may be continued as if the Bank Merger did not occur, or the Resulting Bank may be substituted in the proceedings. The name of the Resulting Bank will be “Summit Community Bank, Inc.” The existing main office and principal place of business of Summit Community Bank located at 310 North Main Street, Moorefield, West Virginia 26836, will be the main office of the Resulting Bank following the Bank Merger, the branches of Summit Community Bank existing immediately before the Bank Merger will remain branches of the Resulting Bank after completion of the Bank Merger, and the existing main office and all branches of First Century Bank will become branch offices of the Resulting Bank after completion of the Bank Merger.

3.Directors and Senior Executive Officers. The directors and executive officers of Summit Community Bank at the Effective Time shall be the directors and executive officers of the Resulting Bank at the Effective Time and each of such persons shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Resulting Bank or as otherwise provided by law.

4.Articles of Incorporation and Bylaws. The Articles of Incorporation of Summit Community Bank will continue in effect as the Articles of Incorporation of the Resulting Bank until the same will be amended and changed as provided by law. The Bylaws of Summit Community Bank will continue in effect as the Bylaws of the Resulting Bank until the same have been amended and changed as provided by law.

5.Conversion of First Century Bank Stock and Summit Community Bank Stock. At the Effective Time, all outstanding shares of First Century Bank Stock and Summit Community Bank Stock outstanding at the Effective Time will, at the Effective Time and by virtue of the Bank Merger and without any action on the part of or any party as holder thereof, be converted into 20,000,000 shares of common stock of the Resulting Bank with a par value of $1.00 per share.

6.Stock Transfer Books. The stock transfer books of First Century Bank will be closed as of the close of business at the Effective Time, and no transfer of record of any of the shares of First Century Bank Stock will take place thereafter.

7.Shareholder Approval. This Bank Merger Agreement will be submitted for approval to the sole shareholder of First Century Bank and to the sole shareholder of Summit Community Bank by written consent. Upon approval by the sole shareholder of First Century Bank and the sole shareholder of

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Summit Community Bank, this Bank Merger Agreement will be made effective as soon as practicable thereafter in the manner provided in Section 11 hereof.

8.Conditions to Consummation of the Bank Merger. All obligations of the parties under this Bank Merger Agreement are subject to the receipt of all necessary regulatory approvals before the Effective Time and the consummation of the transactions contemplated by the Agreement.

9.Termination. This Bank Merger Agreement may be terminated and abandoned at any time before the Effective Time, whether before or after action thereon by the sole shareholder of First Century Bank and the sole shareholder of Summit Community Bank, only by the mutual agreement of First Century Bank and Summit Community Bank.

10.Waiver, Amendment and Modification. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time, whether before or after action thereon by the sole shareholder of First Century Bank or the sole shareholder of Summit Community Bank, by the party that is entitled to the benefits thereof. This Bank Merger Agreement may be modified or amended at any time, whether before or after action thereon by the sole shareholder of First Century Bank and the sole shareholder of Summit Community Bank, by action of both First Century Bank and Summit Community Bank. Any waiver, modification or amendment of this Bank Merger Agreement must be in writing.

11.Effective Time. Subject to the terms and conditions specified in this Bank Merger Agreement and upon satisfaction of all requirements of law, the Bank Merger will become effective at the date and time specified in the certificate of merger to be issued by the Secretary of State of the State of West Virginia relating to the Bank Merger, such time being herein called the “Effective Time.”

12.Multiple Counterparts. For the convenience of the parties hereto, this Bank Merger Agreement may be executed in multiple counterparts, each of which is to be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart bears the execution of each of the parties hereto, is deemed to be, and is to be construed as, one and the same Bank Merger Agreement.  A telecopy or facsimile transmission of a signed counterpart of this Bank Merger Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.

13.Governing Law and Venue. THIS BANK MERGER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF WEST VIRGINIA, WITHOUT REFERENCE TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Furthermore, each of the parties hereto (a) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of West Virginia, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (b) agrees that all claims in respect of any such action, suit or proceeding must be brought, heard and determined exclusively in any federal or state court located in the State of West Virginia, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (d) agrees not to bring any action, suit or proceeding against the other party hereto or its affiliates arising out of or relating to this Bank Merger Agreement, any of the transactions contemplated by this Bank Merger Agreement or any facts and circumstances leading to its execution or performance in any other courts, and (e) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought. Each of the parties hereto agrees to waive any bond, surety or other security that might be required of any other party with respect to any such action, suit or proceeding, including any appeal thereof.

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14.Further Assurances. Each party hereto agrees from time to time, as and when requested by the other party hereto, or by its successors or assigns, to execute and deliver, or cause to be executed and delivered, all such deeds and instruments and to take or cause to be taken such further or other acts, either before or after the Effective Time, as may be deemed necessary or desirable in order to vest in and confirm to the Resulting Bank title to and possession of any assets of First Century Bank or Summit Community Bank acquired or to be acquired by reason of or as a result of the Bank Merger and otherwise to carry out the intent and purposes hereof, and the officers and directors of the parties hereto are fully authorized in the name of their respective corporate names to take any and all such actions.

15.Assignment. This Bank Merger Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns, but no party to this Bank Merger Agreement may assign this Bank Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 15 is void and of no effect.

16.Severability.  If any provision of this Bank Merger Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision is fully severable and this Bank Merger Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Bank Merger Agreement will remain in full force and effect and are not to be affected by such illegal, invalid or unenforceable provision or by its severance from this Bank Merger Agreement; and (c) there will be added automatically as a part of this Bank Merger Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

17.Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Bank Merger Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

18.Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of any provision of this Bank Merger Agreement. Each use herein of the masculine, neuter or feminine gender includes the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate.

19.Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Bank Merger Agreement and all exhibits referred to herein are exhibits attached to this Bank Merger Agreement. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth herein verbatim.

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IN WITNESS WHEREOF, Summit Community Bank and First Century Bank have caused this Bank Merger Agreement to be executed by their duly authorized officers as of the date first written above.

SUMMIT COMMUNITY BANK, INC.

By:
H. Charles Maddy, III
President and Chief Executive Officer

FIRST CENTURY BANK, INC.

By:
Frank W. Wilkinson
President and Chief Executive Officer

EXHIBIT B
FORM OF DIRECTOR SUPPORT AGREEMENT
This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of June 1, 2016, by and between Summit Financial Group, Inc., a West Virginia corporation (“Summit”), and [__] an individual resident of the State of [__] (“Director”).
RECITALS
WHEREAS, Summit and First Century Bankshares, Inc. (“First Century”) have entered into an Agreement and Plan of Merger, dated as of June 1, 2016 (the “Merger Agreement”) (terms used herein with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement); and
WHEREAS, in connection with consummation of the transactions contemplated by the Merger Agreement, and as a condition precedent to the obligations of Summit under the Merger Agreement, Summit and Director have agreed to enter into this Agreement.
NOW, THEREFORE, in consideration for receipt of such confidential information and trade secrets and in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, Summit and Director agree as follows:
AGREEMENT
Section 1.    Director Support. Director agrees to use his or her best efforts to refrain from harming the goodwill of First Century and any subsidiary of First Century (“First Century Subsidiary”) or Summit and any subsidiary of Summit (“Summit Subsidiary”), and their respective customer and client relationships.

Section 2.    Director Covenants.

(a)Director acknowledges that he has received substantial, valuable consideration, including confidential trade secret and proprietary information relating to the identity and special needs of current and prospective customers of First Century or any First Century Subsidiary, First Century’s and any First Century Subsidiary’s current and prospective services, First Century’s and any First Century Subsidiary’s business projections and market studies, First Century’s and any First Century Subsidiary’s business plans and strategies, and First Century’s and any First Century Subsidiary’s studies and information concerning special services unique to First Century and any First Century Subsidiary, respectively. Director further acknowledges that he has received similar confidential information from Summit regarding Summit and the Summit Subsidiaries as a result of the negotiations resulting in the Merger Agreement and will continue to receive such information through the consummation of the Merger. Director further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation and non-competition restrictions set forth below. Accordingly, other than in any capacity for or on behalf of Summit or any subsidiary of Summit, Director agrees that for a period of 18 months after the Closing Date, Director will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:

(i)solicit the business of any person or entity who is a customer of First Century, any First Century Subsidiary, Summit or any Summit Subsidiary as of the date of this Agreement or as of the Closing Date on behalf of any other “insured depository institution” (which term includes, for avoidance of doubt, credit unions);

(ii)(A)    acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with, any insured depository institution that has a location within a 25-mile radius of any location of First Century, any First Century Subsidiary, Summit or any Summit Subsidiary as of the date of this Agreement (the “Noncompete Area”) (but Director may (1) retain any existing ownership interest in any insured depository institution as disclosed on Schedule 1 attached hereto, (2) acquire an ownership interest in any publicly-traded depository institution, so long as that ownership interest does not exceed 5% of the total number of shares outstanding of that depository institution, and (3) invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions),

(B)    serve as an officer, director or employee of, or an agent or consultant with respect to the provision of banking services for, any insured depository institution that has a location within the Noncompete Area, or

(C)    establish or operate a branch or other office of an insured depository institution within the Noncompete Area; or

(iii)recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the 12 months preceding the Closing Date was, an employee of First Century, any First Century Subsidiary, Summit or any Summit Subsidiary; provided that Director shall not be prohibited from recruiting, hiring, assisting others in recruiting or hiring, discussing employment with, or referring others concerning employment, any such employee if (i) such employee’s employment is terminated by First Century, any First Century Subsidiary, Summit, any Summit Subsidiary or any of their respective affiliates or successors, or (ii) such employee responds to a general solicitation not targeted to employees of First Century, any First Century Subsidiary, Summit or any Summit Subsidiary or any of their respective affiliates or successors. Nothing in this Section 2(a)(iii) applies to employment other than in the financial services business.

Director may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.
(b)If any court of competent jurisdiction should determine that the terms of this Section 2 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.

(c)Director agrees that (i) this Agreement is entered into in connection with the sale to Summit of the goodwill of the business of First Century, (ii) Director is receiving valuable consideration for this Agreement, (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure Summit acquires the goodwill of First Century and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

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Section 3.    Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Director later challenge any provision as unclear, unenforceable or inapplicable to any competitive activity that Director intends to engage in, Director will first notify Summit in writing and meet with a Summit representative and a neutral mediator (if Summit elects to retain one at its expense) to discuss resolution of any disputes between the parties. Director will provide this notice at least 14 days before Director engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction.

Section 4.    Termination. This Agreement and all obligations hereunder will terminate on the earlier of (a) the date the Merger Agreement is terminated pursuant to Section 8.1 of the Merger Agreement or (b) the date that is 18 months after the Closing Date.

Section 5.    Injunctive Relief. Summit and Director hereby acknowledge and agree that Summit and First Century will be irreparably damaged if this Agreement is not specifically enforced. Accordingly, Summit and First Century are entitled to injunctive relief restraining any violation of this Agreement by Director (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies are not to be exclusive and are in addition to any other remedy that Summit or First Century may have at law or in equity.

Section 6.    Assignability. Director may not assign his or her obligations under this Agreement without the prior written consent of Summit.

Section 7.    Parties Bound. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective legal representatives, successors and assigns, except as otherwise expressly provided herein.

Section 8.    Applicable Law. This Agreement is to be construed under and according to the laws of the State of West Virginia. Venue for any cause of action arising from this agreement will lie in Hardy County, West Virginia.

Section 9.    Legal Construction. If any of the provisions contained in this Agreement are for any reason held to be invalid, illegal or unenforceable in any respect, that provision is to be fully severable, such invalidity, illegality or unenforceability is not to affect any other provision hereof, and this Agreement is to be construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions of this Agreement are to remain in full force and effect. Furthermore, in lieu of that illegal, invalid or unenforceable provision, there is to be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 10.    Notice. Any and all notices, requests, instructions and other communications to be given under this Agreement may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by electronic mail or facsimile transmission, at the respective addresses or transmission numbers set forth below and will be effective (a) in the case of personal delivery, electronic mail or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their

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respective addresses and transmission numbers by written notice to the other, sent as provided in this Section. All communications must be in writing and addressed as follows:

IF TO DIRECTOR:

[__]
[__]
[__]
[__]

IF TO Summit:

Summit Financial Group, Inc.
300 North Main Street
Moorefield, West Virginia 26836
Attention: H. Charles Maddy, III
President and Chief Executive Officer
Facsimile:    304-530-6861

Section 11.    No Delay, Waiver, Etc. No delay on the part of the parties hereto in exercising any power or right hereunder is to operate as a waiver thereof; nor is any single or partial exercise of any power or right hereunder to preclude other or further exercise thereof or the exercise of any other power or right.

Section 12.    Modification. No amendment of this Agreement is effective unless contained in a written instrument signed by the parties hereto.

Section 13.    Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIRECTOR:

[______]

5

SUMMIT FINANCIAL GROUP, INC.

By:
H. Charles Maddy, III
President and Chief Executive Officer

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SCHEDULE 1

EXISTING OWNERSHIP INTEREST
[__]

EXHIBIT C
FORM OF VOTING AGREEMENT AND IRREVOCABLE PROXY
This VOTING AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”) dated as of June 1, 2016 is executed by and among Summit Financial Group, Inc., a West Virginia corporation (“Summit”), First Century Bankshares, Inc., a West Virginia corporation (“First Century”), Robert S. Tissue (“Mr. Tissue”), as proxy, H. Charles Maddy, III (“Mr. Maddy”), as substitute proxy, and the shareholders of First Century listed on the signature page to this Agreement (referred to herein individually as a “Shareholder” and collectively as the “Shareholders”).
RECITALS
WHEREAS, Summit and First Century have executed that certain Agreement and Plan of Merger, dated as of June 1, 2016 (the “Merger Agreement”), providing for the merger of First Century with and into Summit, with Summit surviving the merger (the “Merger”) (terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement);
WHEREAS, the Merger Agreement requires that First Century deliver this Agreement to Summit; and
WHEREAS, First Century and Summit are relying on the irrevocable proxies in incurring expenses in reviewing First Century’s business, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger, and the Shareholders are benefiting both from such expenditures by Summit and by the terms of the Merger Agreement.
NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, First Century, Summit, and the Shareholders undertake, promise, covenant and agree with each other as follows:
AGREEMENT
Section 1.    Each Shareholder, being the holder of shares of common stock of First Century (the “Common Stock”) set forth below their names on the signature pages hereto, will vote, direct to vote, or act by consent with respect to:

(a)the number of shares of Common Stock set forth below the Shareholder’s name on the signature pages hereto, which includes all shares of Common Stock for which such Shareholder is the sole owner (either directly or beneficially) or over which such Shareholder has the sole power and authority to direct the voting thereof, in any case, as of the date hereof,

(b)all shares of Common Stock the Shareholder owns as of the record date of any meeting of the Shareholders of First Century or otherwise as of the date of such vote or consent, and

(c)all shares of Common Stock the Shareholder owns beneficially and has the sole power and authority to direct the voting thereof as of the record date of any meeting of the Shareholders of First Century or otherwise as of the date of such vote or consent

(collectively, the “Shares”), in favor of approval of the Merger and the Merger Agreement.

Section 2.    The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of the Shareholder in his or her capacity as a director or officer of First Century, but only in his or her capacity as a holder of Shares. Nothing herein shall limit or affect a Shareholder’s ability to act as an officer or director of First Century.

Section 3.    In order to better effect the provisions of Section 1 of this Agreement, each Shareholder hereby revokes any previously executed proxies and hereby constitutes and appoints Mr. Tissue with full power of substitution, his true and lawful proxy and attorney‑in‑fact (the “Proxy Holder”) to vote at any meeting of the Shareholders of First Century (each, a “Meeting”) all of each Shareholder’s Shares in favor of the approval of the Merger and the Merger Agreement and the transactions contemplated therein, with such modifications to the Merger Agreement as the parties thereto may make; but this proxy will not apply with respect to any vote on the Merger Agreement if the Merger Agreement is modified so as to reduce the amount of consideration or the form of consideration to be received by the Shareholders or the tax consequences of the receipt thereof under the Merger Agreement in its present form. To the extent Shareholder holds shares in street name, Shareholder shall notify the broker of the existence of this proxy no later than concurrently with the mailing of the proxies for the Meeting, and Shareholder shall take all other reasonable steps required for the broker to honor the vote of the Proxy Holder.

Section 4.    Each Shareholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, each Shareholder will not, and will not agree to, without the consent of Summit, directly or indirectly, sell, transfer, assign, pledge, hypothecate, cause to be redeemed or otherwise dispose of any of the Shares or grant any proxy or interest in or with respect to any such Shares or deposit such Shares into a voting trust or enter into another voting agreement or arrangement with respect to such Shares except as contemplated by this Agreement, unless the Shareholder causes the transferee of such Shares, or another holder of shares of Common Stock in the amount of such Shares, to deliver to Summit an amendment to this Agreement whereby such transferee becomes bound by the terms of this Agreement; provided that the aforementioned restrictions shall not apply to Shares that are pledged or hypothecated or as to which a security interest already has been granted as of the date hereof.

Section 5.    Mr. Tissue by his execution below, hereby appoints Mr. Maddy as substitute proxy to act as the Proxy Holder under this Agreement; but appointment of Mr. Maddy as Proxy Holder may be revoked by Mr. Tissue at any time upon notice to First Century. Mr. Maddy by his execution below as substitute proxy holder, agrees to vote all of the Shareholders’ Shares at any Meeting, in favor of the approval of the Merger Agreement, with such modifications to the Merger Agreement as the parties thereto may make; but this proxy will not apply with respect to any vote if the Merger Agreement is modified so as to reduce the amount of consideration or the form of consideration to be received by the Shareholders or the tax consequences of the receipt thereof under the Merger Agreement in its present form.

Section 6.    The Shareholders acknowledge that First Century and Summit are relying on this Agreement in incurring expenses in Summit’s reviewing First Century’s business, in First Century’s preparing a proxy statement/prospectus, in Summit’s proceeding with the filing of applications for regulatory approvals, and in their undertaking other actions necessary for completing the Merger and that THE PROXY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, INCLUDING TO THE EXTENT APPLICABLE, West Virginia Business Corporation Act, as amended and the West Virginia Limited Liability Company Act, as amended. The Shareholders and First Century acknowledge that the performance of this Agreement is intended to benefit Summit.

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Section 7.    The irrevocable proxy granted pursuant hereto will continue in effect until the earlier to occur of (a) the termination of the Merger Agreement, as it may be amended or extended from time to time, or (b) completion of the transactions contemplated by the Merger Agreement.

Section 8.    Mr. Tissue may, in his sole discretion, appoint a substitute proxy to act as Proxy Holder under this Agreement. In the event of the death, disability or incapacity of Mr. Tissue, and the substitute proxy is unable to perform his or her duties, Summit and First Century, in consultation, may appoint a substitute proxy to act as Proxy Holder under this Agreement.

Section 9.    The vote of the Proxy Holder will control in any conflict between his vote of the Shares and a vote by the substitute proxy holder or the Shareholders of the Shares, and First Century agrees to recognize the vote of the Proxy Holder instead of the vote of substitute proxy holder or the Shareholders if the substitute proxy holder or the Shareholders do not vote in accordance with Section 1 of this Agreement.

Section 10.    This Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by First Century, Summit and that Shareholder.

Section 11.    This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original but all of which constitute one and the same instrument. A telecopy or facsimile transmission of a signed counterpart of this Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.

Section 12.    This Agreement, together with the Merger Agreement and the agreements contemplated thereby embody the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

Section 13.    All notices, requests, demands and other communications required or permitted hereby must be in writing and will be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

Section 14.    THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF WEST VIRGINIA. VENUE FOR ANY CAUSE OF ACTION ARISING FROM THIS AGREEMENT WILL LIE IN HARDY COUNTY, WEST VIRGINIA.

Section 15.    This Agreement is binding upon those parties who have executed this Agreement below regardless of whether or not this Agreement is joined in and executed by all of the parties whose names are set forth below.

Section 16.    Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.

SUMMIT: SUMMIT FINANCIAL GROUP, INC. By: __________________________ H. Charles Maddy, III President and Chief Executive Officer

Address for Summit:
300 North Main Street Moorefield, West Virginia 26836 Facsimile: 304-530-6861

FIRST CENTURY: FIRST CENTURY BANKSHARES, INC. By: ____________________________ Name: __________________________ Title: ___________________________

PROXY HOLDER By: ____________________________ Robert S. Tissue Senior Vice President and Chief Financial Officer

SUBSTITUTE PROXY HOLDER By: ____________________________ H. Charles Maddy, III President and Chief Executive Officer

Address for First Century, the Proxy Holder, and the Substitute Proxy Holder:
First Century Bankshares, Inc. 500 Federal Street Bluefield, West Virginia 24701 Facsimile: ___________

SHAREHOLDERS:

D. Richard Browning
Number of Shares: 1,200
Address: _________________________________
____________________________________

J. Richard Chambers
Number of Shares: 78,510
Address: ___________________________
___________________________

R. Woodrow Duba
Number of Shares: 1,000
Address: ___________________________
___________________________

J. Ronald Hypes
Number of Shares: 9,521
Address: ___________________________
___________________________

Robert M. Jones, Jr.
Number of Shares: 87,924
Address: ___________________________
___________________________

John H. Shott
Number of Shares: 9,000
Address: ___________________________
___________________________

Michael R. Shott
Number of Shares: 112,650
Address: ___________________________
___________________________

Walter L. Sowers
Number of Shares: 18,051
Address: ___________________________
___________________________

Wm. Chandler Swope
Number of Shares: 4,200
Address: ___________________________
___________________________

Frank W. Wilkinson
Number of Shares: 202,550
Address: ___________________________
___________________________

Stephen H. Blaydes, MD
Number of Shares: 884
Address: ___________________________
___________________________

Marsha V. Krotseng, PhD
Number of Shares: 400
Address: ___________________________
___________________________

Charles M. Cole
Number of Shares: 2,561
Address: ___________________________
___________________________

List of Disclosure Schedules
to the
Agreement and Plan of Merger
dated June 1, 2016
by and between
Summit Financial Group, Inc. and First Century Bankshares, Inc.
First Century Bankshares Disclosure Schedule

First Century Disclosure Schedule 3.2(b)	Outstanding Bonds, Voting Debt and Subsidiary Securities
First Century Disclosure Schedule 3.2(d)	Capital Structure
First Century Disclosure Schedule 3.3(c)	Compliance with Current Contracts/Agreements
First Century Disclosure Schedule 3.8(b)	Compliance of Legal Requirements
First Century Disclosure Schedule 3.10	Legal Proceedings
First Century Disclosure Schedule 3.11	Taxes
First Century Disclosure Schedule 3.12	Contracts
First Century Disclosure Schedule 3.13(d)	Defined Benefit Plans Subject to Title IV of ERISA and Multiple or Multi-Employer Plans
First Century Disclosure Schedule 3.13(f)	Untimely Reports
First Century Disclosure Schedule 3.13(h)	Post Termination Continuation of Benefits and Vesting or Acceleration of Value Owed to Employees
First Century Disclosure Schedule 3.13(i)	Increased Value to Employees and Disclosure of “Gross Up” Obligations
First Century Disclosure Schedule 3.13(j)	Surrender Charges, Penalties or Other Costs or Fees
First Century Disclosure Schedule 3.13(m)	Uninsured Benefit Plans, MEWAs and VEBAs
First Century Disclosure Schedule 3.13(n)	Benefit Plan Amendment, Termination or Withdrawal without Consent or Liability
First Century Disclosure Schedule 3.13(o)	409A Employee Benefit Plan Compliance
First Century Disclosure Schedule 3.14	Liens Against Shares
First Century Disclosure Schedule 3.15	Agreements with Regulators
First Century Disclosure Schedule 3.20	Condition of Assets
First Century Disclosure Schedule 3.22	Loan Portfolio
First Century Disclosure Schedule 3.22(d)	Participation Loans
First Century Disclosure Schedule 3.23	Insurance
First Century Disclosure Schedule 3.25	Transactions with Affiliates
First Century Disclosure Schedule 3.27	Environmental Compliance
First Century Disclosure Schedule 3.30	Employees Terminating Employment Prior to the Contemplated Transaction
First Century Disclosure Schedule 5.1(b)	Dividends; Changes in Stock
First Century Disclosure Schedule 5.1(i)	Loans that May Be Amended
First Century Disclosure Schedule 5.1(m)	Compensation and Benefit Plans
First Century Disclosure Schedule 5.1(n)	Investment Portfolio; Interest Rate Risk; Other Risk
First Century Disclosure Schedule 5.1(p)	Termination of and Funding of First Century Benefit Plans
First Century Disclosure Schedule 5.1(q)	Payments of Change - in-Control Fees in Contracts
First Century Disclosure Schedule 6.7(b)	Severance Payment

Summit Financial Group Disclosure Schedule

Summit Disclosure Schedule 4.2(a)	Securities
Summit Disclosure Schedule 4.8	Litigation
Summit Disclosure Schedule 4.9	Liens
Summit Disclosure Schedule 4.10	Agreements with Regulators
Summit Disclosure Schedule 7.2(f)	Employment Agreements
Summit Disclosure Schedule 7.2(h)	Voting Agreement Signatories